UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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5790 Widewaters Parkway

DeWitt, New York 13214-1883

March 25, 2021

Dear Shareholders:

The Annual Meeting of the Shareholders of Community Bank System, Inc. will be held virtually via the Internet on Thursday, May 13, 2021 at 2:00 p.m. Eastern Daylight Time. We welcome you to participate in the virtual meeting and listen to management’s presentation regarding the Company’s financial performance.

Whether or not you plan to participate in the Meeting, the Board of Directors strongly encourages you to review the enclosed information and vote your shares. Your vote is important.

2020 Performance Highlights:

•	The Company took numerous precautions to protect the health of our employees and customers from COVID-19. We restricted access to branch locations and moved to drive-thru access as appropriate to protect our employees and customers.

•	In fiscal 2020, in spite of the challenges caused by COVID-19 and low interest rate market conditions, the Company delivered a strong operating performance. The Company’s Total Revenues and Operating Net Income increased slightly year over year while Operating Earnings per Share were only down $0.05, or 1.5%, despite the COVID-19 pandemic.

•	In June, we enhanced our presence in Western New York and successfully integrated 11 branches in connection with our acquisition of Steuben Trust Corporation.

•	In August, the Board increased the cash dividend to Company Shareholders by 2.4%, marking the 28th consecutive year of dividend increases. The Company’s unbroken streak puts it in very select company, and signifies the Company’s commitment to robust shareholder returns.

Social and Governance Developments:

•	The Board of Directors is committed to operating the Company in a manner aligned with Shareholders’ interests. Last year, the Board recommended and the Shareholders approved the move to annual elections of all of the members of the Board of Directors.

•	The Company initiated a Diversity Council to implement strategic initiatives across the enterprise to foster a diverse and dynamic workforce that encourages inclusion.

•	In November, the Board appointed Susan E. Skerritt, as a new independent director. Her appointment reflects the continuation of the Board’s thoughtful and deliberate process to refresh the Board to ensure that the Board has the appropriate expertise, experience, and diverse perspectives to provide effective oversight of the Company and its subsidiaries.

Together with our Board of Directors, we wish to thank our Shareholders for your continued interest and support. The Board remains committed to serving your interests and focused on long-term value creation for all Shareholders.

Sincerely,

Sally A. Steele Chair	Mark E. Tryniski President and Chief Executive Officer

5790 Widewaters Parkway DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Community Bank System, Inc.:

Community Bank System, Inc., a Delaware corporation (the “Company”), will hold a virtual annual meeting of Shareholders via the Internet at www.virtualshareholdermeeting.com/CBU2021 on Thursday, May 13, 2021 at 2:00 p.m. Eastern Daylight Time for the following purposes:

1.	To elect the 12 current Directors for a one (1) year term and until their successors are elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021; and

4.	To transact any other business which may properly come before the Meeting or any adjournment thereof.

The Shareholders of record at the close of business on March 15, 2021 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 13, 2021.
The Company uses the “notice and access” delivery method which allows the Company to furnish proxy materials (the Proxy Statement, Form 10-K, and Annual Report) electronically via the Internet.

•	If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically requested them.

•	The Notice of Internet Availability of Proxy Materials contains instructions on how you can access the proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials.

•	As part of the precautions regarding COVID-19 and to support the health and well-being of the Company’s Shareholders, the 2021 Annual Meeting of Shareholders will be held online. To be admitted to the virtual Annual Meeting, Shareholders will visit www.virtualshareholdermeeting.com/CBU2021, and must enter the 16-digit voting control number found on their proxy card and voting instruction form. Shareholders will be able to listen to the meeting live, vote and submit questions. The Company encourages Shareholders to access the meeting prior to the start time. Online check-in will begin at 1:45 p.m. Eastern Daylight Time. Shareholders should allow ample time for check-in procedures. If Shareholders encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be available at www.virtualshareholdermeeting.com/CBU2021.

Whether or not you plan to attend the virtual Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.

By Order of the Board of Directors

Danielle M. Cima
Secretary

March 25, 2021

IMPORTANT NOTICE
The Company urges you to please vote your shares now whether or not you plan to attend the Meeting. Voting by the Internet or telephone is fast and convenient. If you request to receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the return envelope furnished for that purpose. If you hold your shares through an account with a broker, bank or other holder of record, please follow the instructions you receive from them to vote your shares. Please vote your shares so your vote can be counted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this Proxy Statement regarding future performance and results, expectations, plans, strategies, priorities, commitments, and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations, and assumptions and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled ‘‘Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2020. Readers of this Proxy Statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROXY SUMMARY

This proxy summary highlights information contained in the Proxy Statement. It does not contain all of the information Shareholders should consider in making a voting decision, and Shareholders should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING Information
Meeting: Annual Meeting of Shareholders	Ticker Symbol: CBU
Date: May 13, 2021	Exchange: New York Stock Exchange
Time: 2:00 PM Eastern Daylight Time	Outstanding Shares of Common Stock: 53,951,180
Location: Virtual Meeting via the Internet at www.virtualshareholdermeeting.com/CBU2021	State of Incorporation: Delaware

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON THURDAY, MAY 13, 2021

This Proxy Statement and the Annual Report for the year ended December 31, 2020 (referred to as the “Annual Report”) to Shareholders are available at https://ir.communitybanksystem.com/financials/sec-filings-annual-report/default.aspx.

The information found on, or otherwise accessible through, the Company’s website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

VOTING ITEMS AND BOARD RECOMMENDATIONS

			Page Reference
Proposal 1	Election of Director Nominees	FOR each Director Nominee	16
Proposal 2	Advisory Vote on Executive Compensation	FOR	60
Proposal 3	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	62

VOTING YOUR SHARES

If you are a Shareholder of record as March 15, 2021, you will be able to vote in four ways: by telephone, by proxy card, by the Internet or during the virtual Meeting as follows:

•	By Telephone: 1-800-690-6903

•	Online Before the Meeting: Visit www.proxyvote.com and enter the control number found in the Notice of Internet Availability.

•	Online During the Meeting: Cast your vote at the Meeting by following the instructions at www.virtualshareholdermeeting.com/CBU2021.

•	By Mail: Complete, sign, date, and return your proxy card in the envelope provided.

See “Voting Your Shares” on page 10 for more information on voting at the Annual Meeting.

1

Board Composition and Refreshment

The Directors strive to maintain a highly engaged Board with balanced tenure and substantive expertise that has the diversity of skills and backgrounds necessary to effectively oversee the Company’s management team and serve the long-term interests of the Company’s Shareholders.

In November 2020, the Board added Susan E. Skerritt as an independent director. Ms. Skerritt has extensive experience in banking and financial services having served in leadership positions at premier banking institutions. Ms. Skerritt’s appointment, along with the addition of Kerrie D. MacPherson in 2019, reflects the Board’s focused efforts to refresh the composition of the Board and foster a diverse composition of members. On December 31, 2020, Michael R. Kallet retired as a Director pursuant to the Board’s mandatory retirement policy.

The following table provides the ages, tenures, independence, and committee membership of the Director Nominees for the Annual Meeting.

Name	Age	Years on Board	Independent	Audit Committee	Compensation Committee	Governance Committee	Risk Committee	Trust & Financial Services Committee
Brian R. Ace	66	17	✓		Member	Member	Member	
Mark J. Bolus	55	10	✓		Member		Chair	
Jeffrey L. Davis	68	3	✓			Chair	Member	Member
Neil E. Fesette	55	10	✓		Chair	Member	Member	
Kerrie D. MacPherson	62	1	✓	Member			Member	Member
John Parente	54	10	✓				Member	Member
Raymond C. Pecor, III	52	3	✓		Member		Member	Member
Susan E. Skerritt	66	< 1	✓	Member			Member	
Sally A. Steele*	65	17	✓				Member	
Eric E. Stickels	59	5	✓	Member			Member	Chair
Mark E. Tryniski	60	15					Member	
John F. Whipple, Jr.	65	10	✓	Chair		Member	Member	

Member Chair *Chair of the Board

A balanced Board composition, supplemented by a thoughtful approach to Director refreshment, is a priority for the Company. The Governance Committee considers the experience, skills, independence and diversity of nominees in the full context of the current composition and needs of the Board. The Governance Committee endeavors to identify nominees that possess diverse business experiences, skill sets, and geographic backgrounds reflecting the Company’s markets. In addition, the Governance Committee believes a stronger Board is one that reflects diversity. The Governance Committee also believes it is desirable to maintain a mix of experiences, tenured directors who possess institutional knowledge along with newer Directors who have different expertise, backgrounds and fresh perspectives in forming a cohesive and dedicated Board.

2

Board Refreshment

The charts below summarize of the tenure, independence, age, and gender diversity of the 12 Director Nominees.

As compared to the composition of the Board at the Annual Shareholder Meeting held in May 2019, the gender diversity of the Board has increased by 16% with the addition of Ms. MacPherson and Ms. Skerritt:

3

Governance Highlights

The Board is committed to sound and effective corporate governance that conforms to the highest standards of business ethics and integrity, provides robust oversight of management and promotes the long-term interests of our Shareholders. The Board regularly reviews the Company’s governance practices, industry developments, and Shareholder feedback to ensure continued effectiveness. For more information regarding our corporate governance practices, see the disclosure starting on page 25.

Below are selected highlights of the Company’s corporate governance program.

Effective Board Composition and Refreshment
Highly engaged Board with balanced tenure and substantial, wide ranging experience.
Strong Board refreshment practices, with a third of the Directors having a tenure of five years or less.
Regular refreshment at committee level, with rotation guidelines for members and leadership positions.
Ongoing Director Nominee identification and selection process focused on expanding the diversity and skills of the Board. Mandatory retirement policy at age 70.
Diverse skills represented on the Board, including financial and accounting expertise, financial services experience, public company, merger and acquisitions, and C-suite experience, and knowledge of geographic and financial sector markets.
Robust Shareholder Rights
All Directors elected annually initiated in 2020.
Majority voting standard for Director elections.
All Shareholders have the same voting rights.
No shareholders rights plan.
Board Accountability and Independence
11 out of 12 current Directors are independent and Audit, Governance and Compensation Committees comprised entirely of independent directors.
Stock Ownership requirements for Directors and executives.
Directors are subject to over-boarding restrictions.
No pledging or hedging by Directors.
Conflict of Interest Policy for Directors.
Board Effectiveness
Engaged independent non-executive Chair of the Board.
Executive sessions of independent Directors held regularly.
Annual Board and Committee Self-Evaluations.
Annual formal process to evaluate CEO performance and compensation.
Corporate Governance Standards and Committee charters reviewed annually.
Strong Board engagement in risk management and oversight, including a standalone Risk Committee comprised of all Directors.
Board and Committee use of outside independent advisors; engagement of new independent compensation consultant in 2020.

4

Shareholder Engagement/Outreach

The Company engages with Shareholders and other stakeholders on a wide-range of topics throughout the year. Engagement and transparency with the Shareholders help the Company gain useful feedback on a variety issues. During 2020 and early 2021, the Company reached out to Shareholders representing approximately 50% of our outstanding shares. The topics covered include a wide range of topics including Board composition, impact and response to COVID-19 pandemic, executive compensation, business strategy, and environmental, social and governance (ESG) matters. In response to this outreach, the Company is taking the following actions:

What we heard	How we responded

Shareholders requested additional details in the CD&A to more fully understand our executive compensation program.	We revised our CD&A to improve readability, highlight key performance data, and provide more detail with respect to the incentive metrics, clarifying the formulaic nature of quantitative metrics based on pre-set targets, the use of achievement levels (threshold, target, and maximum), and the Committee’s limited use of discretion in determining performance.

Shareholders suggested that we move away from our triennial grant cycle for our performance based incentive equity grant to an annual grant cycle.	With input from our new independent compensation consultant, the Compensation Committee has reviewed our long-term incentive award grant cycle with respect to performance-based awards and will intends to move from a three-year award cycle to an annual award cycle.

Shareholders would like to know more about our ESG philosophy and initiatives.	We are developing a new page on our Investor Relations site devoted to providing information about the Company’s commitment as a community bank to our people, the environment, and the communities we serve. We also expanded the ESG discussion in this Proxy Statement to describe our developing strategy and approach to human capital management, environmental sustainability, corporate governance, and serving our communities.

5

EXECUTIVE COMPENSATION GOVERNANCE HIGHLIGHTS

In 2020, the Compensation Committee engaged a new independent compensation consultant to review and assess the compensation programs for our named executives and Directors. We also made substantial revisions to the Compensation Discussion and Analysis to improve readability and clarify the formulaic nature of the metrics used for the targets set forth in the Management Incentive Plan.

Set forth below is a table illustrating our sound and balanced compensation practices used to support our business strategies, align with our pay-for-performance philosophy, and exercise strong oversight to mitigate excessive risk-taking:

What We Do:	What We Don’t Do:
Pay for Performance. A significant percentage of our named executives’ total compensation is variable and at-risk and based upon our performance, ranging from 62% for the CEO and 47% on average for the other named executives.

No “timing” of equity grants. We only grant equity grants on predetermined dates.

No longer granting stock options to Directors. Effective with fiscal year 2021, the Directors’ equity award will only consist of deferred stock units.

Evaluate and Manage Risk. The Compensation Committee reviews all incentive compensation programs annually to ensure a balance of short-term and long-term incentives and that our programs do not encourage excessive risk taking.	No Hedging and Pledging. We prohibit our employees, executive officers, and directors from engaging in hedging of Company stock and derivatives. Without prior written consent, our employees, executive officers, and directors are also prohibited from holding Company stock in a margin account or otherwise pledging our stock.
Independent Expert Advice. Meridian Compensation Partners, which has been determined by the Compensation Committee to be independent and free of conflicts of interest, provides the Committee with expert executive compensation advice.	No Repricing of Stock Options. Our equity incentive plan prohibits the repricing of options without shareholder approval.
Require Significant Stock Ownership. Our named executives are subject to robust stock ownership requirements (see page 31) to promote alignment with our Shareholders.	No tax gross-ups. We do not provide our named executives with tax gross-ups in any of our compensation plans or agreements.
Executives Subject to a Robust Clawback Policy. Our named executives and are subject to our incentive compensation recoupment policy (“clawback”) in the event of certain financial restatements. The clawback policy was recently updated to expand the triggering events for recoupment of incentive compensation in the event of certain violations of law or Company policy.	No “Single-Trigger” Change In Control Provisions. Our change in control provisions require both a change in control and a subsequent involuntary termination without “cause” or voluntary resignation for “good reason” in order for a named executive to be eligible to receive severance or accelerated vesting in connection with a change in control transaction.
Capped Incentives. Annual cash incentive compensation is based on the achievement of the objectives set forth in the MIP, ranging from 0% to 162.5% based on the threshold, target, and maximum achievement levels.	No Significant Perquisites. Our named executives are entitled to only limited perquisites.

6

Culture, Community and Responsibility

A core value at Community Bank that is shared by the Company’s employees, executive leadership and Directors, is active engagement with not only the Company’s customers, but the civic institutions, non-profits, schools and other organizations that comprise the communities where we live and work. As a community bank, we are committed to supporting volunteerism, implementing environmentally sound practices, working with small business, and serving the broad financial service needs of the communities in our geographic market. In addition, we recognize that the development and support of the Company’s human capital is an essential element of the Company’s success. In 2021, we are focused on furthering our strategy and approach to Environmental, Social and Governance (“ESG”) topics. Below are recent highlights of the Company’s commitment to corporate social responsibility and other community efforts:

2020 Community Responsibility Highlights
Created a Diversity Council to engage our entire workforce to implement and advance strategic diversity initiatives	Donated approximately $2.3 Million to charitable organizations	Our employees volunteered their time to over 2,100 organizations in our footprint	Made over $512.8 Million in Paycheck Protection Program Loans during 2020 to support business customers during COVID-19
	We recycle 100% of the Company’s Electronics	We provided over 5,000 customers with pandemic-related loan deferrals	We did not furlough or layoff any employees during the COVID-19 pandemic and took steps to protect our employees and customers
Over 4,650 hours of volunteer time donated to non-profits	We launched our online mortgage banking platform and took steps to reduce paper in the mortgage lending process	We provide talent development initiatives to train the next generation of leaders and promote and develop a multi- generational workforce	We created a Financial Literacy Hub with videos and online programs so that more teachers and families can access the educational information

7

2020 Financial Performance

In fiscal 2020, the Company delivered strong operating performance despite the challenges posed by the COVID-19 pandemic and low interest rate market conditions. Highlighted below is a summary of the Company’s relative performance in 2020, as compared to its peer group institutions(1).

Return on Average Assets (ROAA)

1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
1.28%
0.84%
CBU
Peer Median

Return on Average Equity (ROAE)

8.2%
8.0%
7.8%
7.6%
7.4%
7.2%
7.0%
6.8%
6.6%
8.1%
7.2%
CBU
Peer Median

2020 Total Shareholder Returns[2]

0.0%
-2.0%
-4.0%
-6.0%
-8.0%
-10.0%
-12.0%
-14.0%
-16.0%
-18.0%
-9.6%
-16.6%
CBU
Peer Median

Five-Year Annualized Total Shareholder Returns[2]

14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
12.1%
4.9%
CBU
Peer Median

Change in GAAP EPS[3]

0.0%
-5.0%
-10.0%
-15.0%
-20.0%
-25.0%
-4.6%
-20.3%
CBU
Peer Median

Net Charge-Offs/ Average Loans[4]

0.14%
0.12%
0.10%
0.08%
0.06%
0.04%
0.02%
0.00%
0.07%
0.13%
CBU
Peer Median

8

Primary Data Source: S&P Global Market Intelligence

(1)	Median peer group consists of the Peer Group used for the 2021 compensation decisions, identified on page 41.

(2)	Bloomberg results through December 31, 2020, includes assumed dividend reinvestment.

(3)	Full year 2020 vs full year 2019 results.

(4)	The calculation of net charge-off as a percentage of average loans is an indicator of the strength of a financial institution’s loan portfolio performance and the lower the percentage, the stronger the performance.

Recent Recognition AND AWARDS

We have been recognized with three top honors, reinforcing the Company as a strong financial institution dedicated to its employees and the communities it serves.

In January 2021, Forbes released its rankings of America’s Best Bank for 2021 and the Company was ranked 7th in the nation based on its growth, credit quality, and profitability. This is the 12th year in a row that we have been ranked among the top 12 in Forbes’ ranking of America’s Best Banks. In order to create the list of America’s Best Banks for 2021, Forbes reviewed the 100 largest publicly-traded banks and thrifts by assets and excluded financial institutions where the top-level parent was based outside the U.S. Forbes then examined the following 10 metrics to arrive at its rankings: return on average tangible common equity; return on average assets; net interest margin; efficiency ratio; net charge-offs as a percentage of total loans; nonperforming assets as a percentage of assets; CET1 ratio; risk-based capital ratio; reserves as a percentage of nonperforming assets; and operating revenue growth.

Forbes also included the Company among the banks recognized in its ranking of the World’s Best Banks for 2020. This recognition was based on customer surveys designed to measure the best banks in nearly two dozen countries. The banks were rated on the responses regarding the customers’ overall recommendation and satisfaction, as well as five additional categories, including trust, terms and conditions, customer service, digital services and financial advice.

In addition, we were recognized by BankDirector Magazine in its 2021 RankingBanking study as an industry “performance powerhouse.” Community Bank received the following rankings from BankDirector:

•	Ranked 1st for the Best Retail Strategy

•	Ranked 3rd for Best Employer

•	Ranked 5th for Best Credit Risk Strategy

•	Ranked 10th overall as a Top Performer

In ranking banks in the RankingBanking Performance Powerhouse survey, BankDirector examined multiple factors that impact a bank’s performance, including profitability, revenue generation, growth, efficiency and credit risk, and looked into each bank’s retail and lending strategies.

9

5790 Widewaters Parkway DeWitt, New York 13214-1883

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 13, 2021

This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held virtually via the Internet at 2:00 p.m. Eastern Daylight Time on Thursday, May 13, 2021 at www.virtualshareholdermeeting.com/CBU2021. This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately March 25, 2021.

Due to the ongoing public health concerns regarding the COVID-19 pandemic, the Board has directed that the 2021 Annual Meeting be held as a virtual meeting via the Internet. The decision to hold the 2021 Annual Meeting in a virtual format is in accordance with Delaware law, which permits virtual shareholder meetings.

The Company is committed to ensuring that its Shareholders have the same rights and opportunities to participate in the 2021 14 Annual Meeting as they would if the 2021 Annual Meeting were being held as an in-person meeting at a physical location. To that end, the Shareholders will have the ability to attend the 2021 Annual Meeting, vote their shares electronically, and ask questions at the Meeting, as discussed further below. A list of Shareholders of record will be available during the virtual Annual Meeting for inspection by Shareholders for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/CBU2021.

The Company currently intends to return to an in-person Shareholder Meeting format in the future.

General InfoRmation for Voting Shares

How to attend the 2021 Annual Meeting

Shareholders may attend the 2021 Annual Meeting by logging in at www.virtualshareholdermeeting.com/CBU2021. To be admitted to the virtual Annual Meeting, Shareholders will visit www.virtualshareholdermeeting.com/CBU2021, and must enter the 16-digit voting control number found on their proxy card and voting instruction form previously received. Shareholders will be able to listen to the Meeting live, vote and submit questions. The Company encourages Shareholders to access the Meeting prior to the start time. Online check-in will begin at 1:45 p.m. Eastern Daylight Time. Shareholders should allow ample time for check-in procedures. If Shareholders encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be available at www.virtualshareholdermeeting.com/CBU2021.

If the Shareholder’s shares are held in the name of a bank, brokerage firm or other holder of record, he or she should follow the instructions provided by the bank, broker or other organization in order to participate in the virtual meeting. An individual who is not a Shareholder may still access the Annual Meeting as a guest, but will not be able to vote or ask questions.

The virtual meeting platform used by the Company is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. If Shareholders encounter any technical difficulties logging onto www.virtualshareholdermeeting.com/CBU2021 or during the Meeting, there will be a 1-800 number and international number available on the website to assist.

How to ask questions at the 2021 Annual Meeting

The Annual Meeting will include a question and answer session, during which the Company will answer questions submitted in accordance with the Meeting rules posted on the meeting website (www.virtualshareholdermeeting.com/CBU2021) and that are relevant to the Company and meeting matters. Shareholders will have an opportunity to submit written questions via the Internet at any time during the Meeting by following the instructions that will be available on the Meeting website. Shareholders should have their control number available.

10

Proxy Materials are Available on the Internet

The Company uses the cost-effective and environmentally-friendly “notice and access” delivery method which allows the Company to furnish proxy materials (the Proxy Statement, Form 10-K, and Annual Report) electronically via the Internet. The Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to its Shareholders, on approximately March 25, 2021, with instructions on how to access the proxy materials online or request a printed copy of the materials.

Shareholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. The Company encourages Shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of the Meetings and reduce the Company’s printing and mailing costs.

The Annual Report of the Company for the fiscal year ended December 31, 2020, incorporating the Form 10-K filed by the Company with the SEC, is being provided to Shareholders with this Proxy Statement.

The proxy materials relating to the 2021 Annual Meeting and the 2020 Annual Report are available on the Internet at www.proxyvote.com. The Notice of Internet Availability contains the necessary codes required to access the proxy materials and to vote online or by telephone. The materials are also available on the Company’s investor relations page at: https://ir.communitybanksystem.com/financials/sec-filings-annual-report/default.aspx.

Voting Rights and Proxies

The Board has fixed the close of business on March 15, 2021 as the record date for determining which Shareholders are entitled to notice of, and to vote at, the Meeting. At the close of business on the record date, 53,951,180 shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company’s only class of voting stock. Each share of outstanding common stock is entitled to one vote with respect to each proposal to come before the Meeting. The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.

If shares are registered directly in a Shareholder’s name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), then such Shareholder is the “shareholder of record” with respect to those shares. If the shares are held in an account at a bank, broker, or other holder of record, then the Shareholder is considered the “beneficial owner of shares held in street name.” As a beneficial owner, the Shareholder has the right to instruct the broker, bank, or other organization holding the shares on how to vote such shares.

Voting Procedures

There are four ways to vote:

Online before the Meeting	If a Shareholder has Internet access, he or she may vote the proxy by visiting www.proxyvote.com and entering the control number found in the Notice of Internet Availability, or if the Shareholder received a printed set of proxy materials, by following the instructions provided on the proxy card. The availability of online voting may depend on the voting procedures of the broker, bank or other organization that holds the shares.
Online at the Meeting	Shareholders may cast their votes at the Meeting by following the instructions at www.virtualshareholdermeeting.com/CBU2021.
Phone	If the Shareholder requested printed copies of the proxy materials by mail, he or she will receive a proxy card or voting instruction form and may vote by calling the toll free number found on the card or form. The availability of phone voting may depend on the voting procedures of the broker, bank or other organization that holds the shares.
Mail	If the Shareholder received a printed set of the proxy materials by mail, he or she may submit the proxy card by mail by signing the proxy card if his or her shares are registered in the Shareholder’s name or by following the instructions provided by the broker, bank or other organization for shares held beneficially in street name, and returning it in the envelope provided.

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All shares represented by valid proxies received prior to the taking of the vote at the Meeting will be voted and, where a Shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the Shareholder’s instructions. If the Shareholder does not specify how the shares are to be voted, the shares will be voted in the manner recommended by the Board for matters presented for a vote at the Meeting as permitted by applicable law. An abstention by a Shareholder with respect to a matter to be voted on will be counted for purposes of determining the presence of a quorum and will have the effect of a vote cast against the matter being voted on at the Meeting. Any broker non-votes will be counted as being present for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter being voted on at the Meeting. Even if you plan on attending the Virtual Meeting, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Meeting.

A Shareholder may revoke the proxy and change his or her vote at any time before the taking of the vote at the Meeting as follows:

Online before the Meeting	A Shareholder may change the vote using the online voting method described above, in which case only the latest Internet proxy submitted prior to the Meeting will be counted.
Online at the Meeting	Shareholders may cast their votes at the Meeting by following the instructions at www.virtualshareholdermeeting.com/CBU2021.
Phone	A Shareholder may change his or her vote using the phone voting method described above, in which case only the latest telephone proxy submitted prior to the Meeting will be counted.
Mail	A Shareholder may revoke the proxy and change his or her vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only the latest proxy card or voting instruction form received prior to the Meeting will be counted.

Shareholders who have shares that are registered differently or are in more than one account will receive more than one Notice of Internet Availability. Shareholders with shares registered directly in the Shareholder’s name with the Company’s transfer agent may contact AST at (877) 253-6847 to request consolidation. If the shares are held through a broker, bank or other organization, the Shareholder can contact the broker, bank or other organization to request consolidation.

Proxy Solicitation Costs

The Company will pay its costs relating to the solicitation of proxies. The Company has retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003 to assist in soliciting proxies for a base fee of $6,500 plus reasonable and approved out-of-pocket expenses. Proxies may be solicited by officers, directors, and staff members of the Company personally, by mail, by telephone, or by other electronic means. The Company will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of the Company’s stock.

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Environmental, Social and Governance

In 2021 we are focused on furthering our strategy and approach to Environmental, Social and Governance (“ESG”) topics. As a result of feedback in our Shareholder engagement efforts, we recognize the continuing importance of these matters and will continue to assess how we align our business strategies with these goals. We understand that a thoughtful, coordinated approach to ESG will support a healthier, more sustainable future for our stakeholders including our investors, employees, communities we serve and customers. We expect to build upon our core values as a community financial institution and our core mission of serving the financial needs of our communities. Commitment to people, our customers and employees, remains a key priority as we have put our customers and employees first during the COVID-19 pandemic. We expect our developing ESG strategy will align with the nature and scale of our business in respecting the environment and the evolution of ESG principles in our industry.

Some of our specific efforts are summarized below. We look forward to sharing more about our efforts and progress in 2021 and beyond.

Environmental	Social	Governance
● Commitment to expanding digital documentation processes and energy efficiency throughout the organization	● Formation of Diversity Council to foster diversity and inclusion	● Commitment to diversity on the Board, demonstrated by the two most recent additions to the Board being women
● Responsible waste management and recycling practices	● Implementation of Employee Engagement Survey	● Majority voting standard and annual election of Directors
● Continued evaluation of opportunities to reduce energy consumption in facilities	● Prioritzing health, safety and well-being of employees and customers during pandemic	● Annual process to evaluate CEO performance and compensation
● Encouraging customers to sign-up for e-statements	● We contributed approximately $2.3 million to charities and our employees volunteered over 4,650 hours to over 2,100 organizations in our footprint during 2020	● 11 of 12 Directors are independent

Commitment to our People- Human Capital Initiatives

We recognize that our people are essential to our success and are committed to supporting the development and well-being of each individual in a collaborative and inclusive environment.

Commitment to Our Core Values. Through its Human Resources programs, the Company has established the following set of core values to guide our employees and exemplify our commitment to each other, our customers, and the communities we serve:

Core values by which we act:
Strong work ethic	We do our best and go above and beyond to assist customers and colleagues.
Integrity	We are honest in all of our actions.
Respect	We recognize, by our behavior, the inherent worth and dignity of everyone we work with every day.
Responsibility	We’re accountable for our job performance.
Transparency	Without compromising confidentiality, we are open and direct.
Humility	We acknowledge we can always do better, grow and improve.

Commitment to Diversity. We are committed to having an inclusive environment for the Company’s workforce that enhances the culture of shared identity, civility, dignity, and respect. In 2020, following a Town Hall meeting held by the CEO to discuss the issues of inequality and racism as a result of political and social protests that occurred throughout the nation, a company-wide Diversity Council was formed to provide strategic direction and an employee forum for diversity and inclusion initiatives. The Council’s members, consisting of 23 employees and 80 Ambassadors from various business units and geographic locations, all serve as representatives of our 3,000 plus employees to foster a culture of valuing diversity and inclusion through the development of ongoing Council initiatives. Although sponsored by the CEO and supported by a liaison from the Board of Directors, the Diversity Council is led by employees from across the Company in order to be more responsive to the issues and concerns identified by our employees.

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The Compensation Committee, in reviewing management objectives for 2021, included specifically a performance objective in the 2021 Management Incentive Plan which requires the implementation and execution of an employee engagement survey with the intention of providing an information gathering process to assist in the oversight and formulation of appropriate programs that will drive continuous improvement efforts towards a productive, evolving and diverse workforce.

Commitment to Prioritizing Our Employees and Customers during the COVID-19 Pandemic. As the COVID-19 events unfolded throughout 2020, the Company implemented various plans, strategies and protocols to protect our employees and customers. In order to protect our employees and assure workforce continuity and operational redundancy, the Company imposed travel restrictions, implemented quarantine and work from home protocols and physically separated, to the extent possible, the critical operations workforce that are unable to work remotely. To limit the risk of virus spread, the Company implemented enhanced cleaning and sanitation processes for both branches and office administration spaces and implemented drive-thru only and by appointment operating protocols for its extensive Bank branch network. We did not have any employee layoffs or furloughs as a result of the pandemic. The safety of our customers, employees and communities will always remain our top priority.

Commitment to Talent Management and Employee Development. The Company offers programs designed to develop each individual’s talents in an open and productive work place to develop its next generation of leaders. The Company’s Human Resources function oversees and facilitates corporate-wide in-house and external leadership and professional development programs to provide various offerings that drive continuous improvement efforts toward a cohesive, evolving and diverse workforce. The focus is to bring self-awareness regarding biases and to drive behavioral change to build positive working relationships. Various programs, workshops and initiatives address key elements promoting inclusion, cultural diversity, gender equality, women leadership and development, and a multi-generational workforce. The Human Resources function utilizes a dynamic online learning platform that is available to all employees at its various geographical locations to deliver interactive educational and training modules. These educational modules include training on diversity and inclusion, awareness of biases, anti-discrimination, and compliance, which are required for all employees. In addition, the system provides a vast library of industry-specific and development courseware to promote a learning culture and development of each individual’s potential. The Company also works to continue to broaden the scope of its talent development initiatives across our widening geographically diverse footprint in order to sustain a value-driven and growth-oriented environment where employees can perform at their peak and the next generation of leaders are prepared to lead. The Company’s Human Resources function offers a variety of programs and continuing education dedicated to strengthen employee engagement, personal accountability, productivity, and emotional well-being.

Commitment to Our Community- Environmental and Social Initiatives

We continue to look for opportunities to integrate sustainability and corporate responsibility into our business practices as we refine and develop our ESG strategy to focus on delivering community focused products and services while creating long-term sustainable value for all of our stakeholders. Set forth below are some of the environmental and social initiatives we focused on in 2020:

Commitment to Helping Others. We remain committed to strengthening the communities we serve through employee volunteerism and corporate engagement and support with a focus on serving those who are underserved in the local communities where we do business. We do this through financial support, in-kind donations, community engagement, and volunteer service. The Company made approximately $2.3 million in donations, grants and sponsorships in the Bank’s footprint of Upstate New York, Northeast Pennsylvania, Vermont and Western Massachusetts in 2020. Even though COVID-19 made it challenging for our employees to volunteer at the same levels they have in the past, during 2020 our employees gave generously of their time and expertise by donating over 4,650 volunteer hours. They actively participated in over 2,100 causes and organizations, often by serving on the boards of leading community charities and organizations and supporting these organization in other ways.

In addition, the Bank migrated its Financial Literacy program to an online “hub” to expand the reach of the program during COVID. Traditionally, our branch staff goes into our communities to lead and teach financial literacy in group sessions ranging from school age children to senior citizens but, because of the social distancing restrictions imposed during the pandemic, our employees looked for new methods to spread the message during 2020 which resulted in the new online program.

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Commitment to Community-Focused Mortgage Banking. For more than 150 years, the Bank has served the financial needs of its customers. The Bank participates in a number of lending programs offered by state and federal agencies designed to encourage first time home ownership, affordable home mortgages for those in lower and moderate-income groups, and mortgages for those living in rural areas that would not be eligible for traditional mortgage products. In addition, the Bank offers a “No Closing Cost” mortgage product that affords borrowers the ability to attain home ownership while the Bank absorbs mortgage related costs, such as filing fees, bank legal fees, appraisal, application, and underwriting/processing fees, provided that the borrower does not prepay the mortgage within three years of the closing.

Commitment to Supporting Local Businesses. The Bank has a staff of consumer and commercial lending professionals who are dedicated to servicing those living in traditionally under-served markets within the Bank’s footprint with the goal of promoting financial literacy and access to affordable financing. Because small businesses foster local economies by keeping money close to home and supporting neighborhoods and communities, the Bank also works with government agencies to offer lending programs to small businesses and agricultural loan products. The Bank has financed business projects that help enrich and revitalize the communities where it operates, including financing for health care facilities, solar energy companies, farming operations, addiction counseling services, places of worship, ambulance companies, and community theaters. The goal of all of these efforts is to provide support and opportunities to cultivate robust communities for the Company’s customers, employees, and stakeholders.

Commitment to Protecting our Customers’ Data. We are committed to providing a superior level of customer care and support by safeguarding our customers’ data. The Company’s employees and business partners continually look for ways to provide the Company’s clients with enhanced product offerings while maintaining and enhancing its high level of cyber and information security controls to protect the Bank’s data, applications and networks. The Company has invested significant resources into staying abreast of potential cybersecurity threats. We believe it is important for all employees to have an understanding of the risks and regulations for security and cyber activities; therefore, we require all employees to participate in on-going training programs on this topic throughout the year.

Commitment to Ethically Business Practices and Balancing Business Risk. The Board has adopted the Code of Ethics and the Code of Conduct to make clear its expectation for the conduct of our Directors, officers and employees. We ensure compliance with these Codes through training and monitoring so that we can maintain our track record of business success based upon the highest level of ethics and professionalism. Each employees is required to complete online training and testing to verify their understanding of the legal requirements in which we must operate, including but not limited to training on unfair, deceptive or abusive acts and practices, fair lending, and anti-money laundering.

We also carefully monitor Enterprise Risk Management topics through a highly efficient and effective operations and risk management team with Board oversight over the various areas of our business that subject the Company to risks. Each of our business areas is required to ensure that its business decisions conform to the Company’s risk appetite statement. We encourage active engagement among the different areas within the Company responsible for our risk management oversight. Because risk management issues and processes are considered by various Board committees, our governance structure ensures that appropriate information and knowledge is disseminated among the Board and its Committees.

Commitment to Environmental Initiatives. The Company supports environmental responsibility and sustainability by encouraging recycling and responsible waste management practices, and energy conservation throughout the organization. We continue to evaluate opportunities to reduce energy consumption in areas such as facilities, equipment, and operations by moving to more efficient equipment, HVAC systems, lighting and use of technology solutions to reduce our energy usage. We recycle all of our electronics to ensure that harmful toxins do not end up in landfills and pollute the environment. The Bank provides and encourages the use of e-statements to its customers, and the Company, through its financial subsidiaries, has ongoing initiatives to eliminate paper and move to electronic documentation in its business activities by expanding the use of online platforms for account opening, communications, statements, and lending products, as well as its internal administrative systems. The Bank is committed to expanding its use of electronic documentation and digital platforms to preserve natural resources and streamline its business processes.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board currently consists of twelve (12) members standing for election each year. All Director Nominees have indicated a willingness to serve, and the Board knows of no reason that any Nominee will decline or be unable to serve if elected. Each of the twelve (12) Nominees is expected to continue to serve on the Board until his or her one-year term expires.

The Nominees who receive the greatest number of votes “for,” represented in person or by proxy at the Meeting, will be elected Directors, subject to our majority voting standard set forth below. Abstentions and broker non-votes will not have an impact on the election of Directors. All proxies in proper form which are received prior to the election of Directors at the Meeting will be voted “FOR” the Nominees listed below, unless authority is withheld in the space provided on the proxy card. In the event any Nominee declines or is unable to serve, the proxy agents intend to vote for the election of a successor Nominee, if any, as the Board may recommend.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS DIRECTOR.

Notwithstanding the application of plurality voting in the election of Directors, under our majority voting standard policy adopted by the Board, if the election of Directors is uncontested, a Director Nominee who does not receive the votes of at least the majority of votes cast with respect to such Nominee’s election is expected to tender to the Board his or her resignation promptly following the certification of election results. The Governance Committee will make a recommendation to the Board whether to accept or reject such resignation. The Board will act on the resignation, taking into consideration the Governance Committee’s recommendation, and will publicly disclose the decision and its rationale within 90 days of the certification of the election results. If the Board does not accept the resignation, the Director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the Nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company’s Bylaws.

Director Nominee Qualifications and experience

In considering candidates for the Board, the Governance Committee and the Board consider the entirety of each candidate’s credentials. Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad and relevant experience; integrity; sound and independent judgment; experience and knowledge of the business environment and markets in which the Company operates; business acumen; and willingness to devote adequate time to Board duties. The Governance Committee considers diversity in the context of the Board as a whole including gender, race, ethnicity, personal characteristics, experience and background of Directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives. The Board believes that each Director should have an understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and our business segments in relation to our competitors. Prior to nominating an existing Director for re-election to the Board, the Board and the Governance Committee consider and review, among other relevant factors, the existing Director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the Director brings to the composition of our Board as a whole.

In selecting the current Directors Nominees who serve on the Company’s Board, the Governance Committee considered each individual’s business experience set forth below and the foregoing qualifications. In addition, the Governance Committee considered each individual’s experience and knowledge of the banking and financial services industry, knowledge of and standing in key geographic markets in which we operate, experience and knowledge with the organization, business model and strategic plans related to our success, independence in judgment and regulatory standards, special skills relevant to overall composition of the Board, including financial and accounting expertise, service with public companies, and experience in real estate and commercial finance. The Governance Committee and the Board believe that each Director and nominee brings his or her own particular expertise, knowledge and experience that provides the Board as a whole with the appropriate mix of skills, characteristics and attributes to work together and fulfill the Board’s oversight responsibilities to the Company’s Shareholders.

The Company’s Bylaws and Governance Guidelines provide for, among other things, (i) a mandatory retirement age of 70, (ii) advance notice prior to serving on another public company board, and (iii) review of continued Board membership in the event of a significant change in the responsibilities or job position of a Director.

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The key qualifications, skills, experience and perspective that each Director brings to the Board are included in their individual biographies. The Board firmly believes that our highly-qualified Director Nominees provide the Board with a diverse complement of specific business skills, experience and perspective necessary to ensure effective oversight. The following biographies describe the Director’s age, position with the Company, when he or she started as a Director with the Company, business experience and other public company board service for the past five (5) years, and the experience and attributes held by the Director relevant to his or her qualifications to serve on the Board:

Brian R. Ace	Director Since: 2003 Age: 66 Committees: • Compensation • Governance • Risk

Brian R. Ace was formerly the owner and President of Laceyville Hardware, a household and construction supply retail business located in Laceyville, Pennsylvania. Mr. Ace brings to the Board his business experience and an understanding of the business environment in our Northeast Pennsylvania market. Prior to joining the Company, Mr. Ace had significant bank director experience with another bank headquartered in Pennsylvania.

Mr. Ace has over 25 years of experience serving as a director of a national bank and public bank holding company and has served on the Company’s Audit, Trust & Financial Services, and Risk Committees, and chaired its Nominating and Compensation Committees in past years.

As a seasoned director, Mr. Ace is thoroughly familiar with the duties and responsibilities of public company audit, nominating and compensation committees and brings this knowledge and expertise to the Board and committees on which he serves.

Mark J. Bolus	Director Since: 2010 Age: 55 Committees: • Compensation • Risk (Chair) • Strategic/Executive

Mark J. Bolus is the President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a transportation company serving the Northeast, Midwest, and Mid-Atlantic regions of the United States from its headquarters in Scranton, Pennsylvania and has 30 years of management and business experience operating a freight transportation company in the Company’s market.

Mr. Bolus brings his management and business experience to the Board and provides it with insight into the economic and business environment in Upstate New York and Northeast Pennsylvania, key geographic markets for the Company. Mr. Bolus also has considerable experience in real estate matters and has previously chaired the Board’s Compensation Committee.

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Jeffrey L. Davis	Director Since: 2017 Age: 68 Committees: • Governance (Chair) • Risk • Trust & Financial Services

Jeffrey L. Davis is President of J.L. Davis, Inc., a construction and development firm, located in Burlington, Vermont, specializing in permitting and project management services. Mr. Davis has also served as the President of Taft Corners Associates, a development firm, specializing in ownership and leasing of commercial, retail, and office space, and has extensive experience with the New England business environment.

Mr. Davis is the former President of the Champlain Valley Exposition, a not-for-profit organization serving the Vermont region by promoting agriculture, education, arts and culture, commerce and entertainment activities. He is also a trustee emeritus of the University of Vermont in Burlington, Vermont, and a former president of the Vermont Special Olympics.

He has over 25 years of experience in the banking industry having served as a member of the Board of Directors of Merchants Bancshares, Inc. (“Merchants”) and Merchants Bank from 1993 through May 2017. He served as Chairman of Merchants’ Board of Directors from February 2015 through May 2017. Mr. Davis also served on Merchants Bank’s Loan Committee and chaired it for 15 years. Over the course of his tenure on Merchants’ Board of Directors, he has participated on its Audit, Compensation and Governance Committees.

Mr. Davis provides the Board with business and management experience, public company governance, and strategic planning experience developed through his tenure on public company boards of directors, and has credit knowledge, crisis and risk management experience, and an understanding of the economics of the New England region.

Neil E. Fesette	Director Since: 2010 Age: 55 Committees: • Compensation (Chair) • Governance • Risk • Strategic/Executive

Neil E. Fesette is the President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management, located in Plattsburgh, New York, specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation. Mr. Fesette is also involved in the community and serves as a director of Champlain Valley Physicians Hospital.

Mr. Fesette has extensive expertise in the real estate market in Upstate New York and provides the Board with insights into these key geographic markets where the Company operates its financial service and banking businesses. Plattsburgh is one of the Bank’s primary regions and Mr. Fesette’s knowledge regarding its economic development and areas of opportunity is a substantial benefit to the Board. Mr. Fesette also provides the Board with corporate governance and human capital and succession planning expertise developed over the course of his service on the Board. These are key skills required for his service as Chair of the Compensation Committee and as a member of the Governance, Risk, and Strategic/Executive Committees.

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Kerrie D. MacPherson	Director Since: 2019 Age: 62 Committees: • Audit & Compliance • Risk • Trust & Financial Services

Kerrie D. MacPherson was formerly a senior partner of Ernst & Young, LLP (“EY”) where she served as an auditor and in leadership roles in transaction advisory services in EY’s Toronto, Canada and New York offices, working with clients across a broad array of industries over 32 years and developing extensive experience in the financial services sector. Ms. MacPherson is a Fellow of the Chartered Professional Accountants of Ontario, the highest distinction conferred by the organization, and has also been recognized by Consulting Magazine’s Women in Leaders in Consulting and received its 2015 Excellence in Leadership Award.

Ms. MacPherson serves on the Board of Directors of New York City Harvest, a non-profit focused on feeding the hungry in New York City where she Co-Chairs the Governance Committee and is a member of the Executive Committee. She formerly chaired City Harvest’s Audit Committee. She also serves on the Dean’s Advisory Board and Global Advancement Board for the University of Toronto’s Rotman School.

Ms. MacPherson provides the Board and its Audit, Risk, and Trust & Financial Services Committees with considerable finance, mergers and acquisitions, and regulatory oversight experience acquired through her years of serving as a public accountant and advising public companies on their financial statements and mergers and acquisition strategies.

The Board has deemed Ms. MacPherson an “audit committee financial expert” as defined by SEC rules.

John Parente	Director Since: 2010 Age: 54 Committees: • Risk • Strategic/Executive (Chair) • Trust & Financial Services

John Parente is the Chief Executive Officer of CP Media, LLC, an owner of broadcast television stations headquartered in Wilkes-Barre, Pennsylvania. Over the course of his business career, Mr. Parente has developed broad expertise by serving in various management positions in a range of business ventures, including companies engaged in manufacturing, real estate, construction, banking, distribution, and media. He holds an ownership interest and serves on the Board of Directors of Sordoni Construction Services and Sordoni Construction Company, regional construction companies with operations in Pennsylvania, New Jersey and New York. Mr. Parente has developed significant banking experience through his prior involvement as a founding director of a bank located in Pennsylvania. Mr. Parente has served on the Board of Directors of the Wyoming Valley Health and Education Foundation since 2014, currently serving as Treasurer and Chairman of the Finance Committee.

Mr. Parente provides the Board with significant business, finance, and risk management expertise and provides insights into the economic opportunities in the Northeast Pennsylvania region, which is a key geographic area for the Company. He formerly served as the Chair of the Company’s Risk Committee and as a member of its Audit Committee and is thoroughly familiar with the challenges and risks associated with the operations of the Company and its subsidiaries.

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Raymond C. Pecor, III	Director Since: 2017 Age: 52 Committees: • Compensation • Risk • Trust & Financial Services

Raymond C. Pecor, III is the President of Lake Champlain Transportation Company, based in Burlington, Vermont, a key regional transportation company responsible for the ferry service for the Lake Champlain area. Mr. Pecor is active in the local community and previously served on the board of the Champlain Valley Exposition, a not-for-profit organization serving the Vermont region by promoting agriculture, education, arts and culture, commerce and entertainment activities.

Mr. Pecor has over 10 years of experience in the banking industry having served as a member of Merchants Bank’s Board of Directors from 2009 through May 2017 and a member of Merchants’ Board of Directors from 2012 through May 2017. Over the course of his tenure on Merchants’ Board of Directors, he served on its Audit, Compensation and Governance Committees, and as the Chair of its Loan Committee. Mr. Pecor has significant entrepreneurial experience developed through participation in various development projects in the Vermont and New England area.

Mr. Pecor provides the Board with business and management experience, public company experience developed through his tenure on the boards of public company financial institutions, and brings expertise with respect to commercial lending and project finance, customer service, crisis response, leadership and risk management experience, and an understanding of the Vermont market and its industries, including transportation and telecommunications.

Susan E. Skerritt	Director Since: 2020 Age: 66 Committees: • Audit & Compliance • Risk

Susan E. Skerritt is currently a Senior Advisor with Promontory Financial Group, a wholly owned subsidiary of IBM, providing consulting services to financial institutions on regulatory, governance, and risk management matters since 2018. Over the course of the last 35 years, she has served in various executive leadership positions, including serving as Chairwoman, Chief Executive Officer and President of Deutsche Bank Trust Company Americas, Deutsche Bank’s U.S. commercial banking entity, from 2016 to 2018. Previously at Deutsche Bank, she led the transaction banking businesses in North and South America, and also led the global correspondent banking business. Prior to Deutsche Bank, Ms. Skerritt spent seven years at Bank of New York Mellon Trust Company, N.A. where she served as an Executive Vice President, and executive member of its Board of Directors.

Ms. Skerritt’s corporate board experience includes service as an independent director on the Board of Directors of the RBC U.S. Group Holdings LLC, the intermediate holding company for Royal Bank of Canada’s U.S. operations, where she served as the Chair of its Human Resources and Corporate Governance Committee, as well as a member of its Audit and Risk Committees.

Ms. Skerritt provides the Board and its Audit and Risk Committees with considerable finance, risk management, governance, financial services, mergers and acquisitions, and regulatory oversight experience acquired through her years of senior leadership positions as an executive at prominent financial institutions.

Ms. Skerritt currently serves as a director of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) since 2019 and VEREIT, Inc. (NYSE: VER) since 2021. She has also served on the Board of Trustees of Hamilton College since 1994, has been a Director of The Brooklyn Hospital Center since 2013, and has been a Director of the Falcon Group since February 2020.

The Board has deemed Ms. Skerritt an “audit committee financial expert” as defined by the SEC rules.

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Sally A. Steele	Chair of the Board Director Since: 2003 Age: 65 Committee: • Risk

Sally A. Steele is an attorney from Tunkhannock, Pennsylvania and has extensive experience in her legal practice with businesses in Northern Pennsylvania and natural gas drilling in the Marcellus Shale region of Pennsylvania and the economic impact of such activities in key markets for the Company. Ms. Steele is a frequent presenter at BankDirector conferences sharing her expertise with top executives and board members in the financial services industry on topics including board orientation and mergers and acquisitions.

Ms. Steele was included in the 2019 WomenInc.’s Most Influential Corporate Directors, a listing of women executives, influencers and achievers contributing leadership to corporate boards on S&P 1000/Mid-Cap publicly held companies.

Ms. Steele has served as the Chair of the Board since January 2017. She has developed extensive public company oversight experience gained from more than 30 years of service as a director of national banks and banking holding companies. Ms. Steele has also gained significant mergers and acquisition experience through her prior board service and has a thorough understanding of the evaluation of acquisition opportunities and issues related to evaluating potential transactions. Ms. Steele provides the Board with significant corporate governance and leadership expertise through her prior experience chairing the Company’s Governance Committee and Strategic/Executive Committee and serving as a member of Audit, Compensation, Risk, and Trust & Financial Services Committees.

Eric E. Stickels	Director Since: 2015 Age: 59 Committees: • Audit & Compliance • Risk • Strategic/Executive • Trust & Financial Services (Chair)

Eric E. Stickels was formerly the President of Oneida Financial Corp. (“Oneida Financial”) until 2015 and has over 35 years of experience in the banking industry previously serving in various leadership, operational and financial positions with Oneida Savings Bank and its bank holding company, Oneida Financial. He also served on the Board of Directors of Oneida Financial and Oneida Savings Bank and as a member of their Asset/Liability, Trust Investment, Compliance, Information Technology, Officer Loan and Marketing Committees.

Mr. Stickels has significant ties to the Mohawk Valley region of Central New York and is actively involved in the community serving on a variety of local organizations, including as the President of the Oneida Community Golf Club, a member of NYSARC, Inc.’s investment committee, and President and Director of the Cortland Funding Facilities for the Handicapped, Inc.

Mr. Stickels provide the Board with significant knowledge and experience relating to bank operations, public companies and bank holding companies and their financial reporting obligations and risk management requirements. During the course of his tenure at Oneida Financial, he gained significant risk management experience with direct supervision of the risk management programs at the institution and its financial subsidiaries. Mr. Stickels’ risk management experience has been a great asset to the Board and led to his selection as the Chair of the Stress Testing Subcommittee which existed from 2017 to 2019 as part of the Bank’s preparation for crossing the $10 billion in assets threshold.

The Board has deemed Mr. Stickels an “audit committee financial expert” as defined by the SEC rules.

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Mark E. Tryniski	Director Since: 2006 Age: 60 Committee: • Risk

Mark E. Tryniski has served as the President and Chief Executive Officer (“CEO”) of the Company since 2006, and previously served the Company in the positions of Chief Operating Officer and Chief Financial Officer. Prior to joining the Company in 2003, Mr. Tryniski was a partner of PricewaterhouseCoopers LLP where he gained extensive experience in the financial service industry, manufacturing, and a broad array of business sectors.

Mr. Tryniski serves as a director of CONMED Corporation (NYSE: CNMD), a medical technology public company where he formerly served as the Chairman of the Board of Directors. He also serves on the Board of Directors of the New York Bankers Association and the New York Business Development Corporation.

The Board believes that the President and CEO should be a member of the Board. As the current President and CEO of the Company, Mr. Tryniski is familiar with all of the Company’s businesses and provides the Board with insights on all aspects of the Company’s challenges, opportunities, and operations. Based on his extensive financial and business experience and his service on another public company board, Mr. Tryniski also provides the Board with a comprehensive perspective on a broad range of business issues including finance, mergers and acquisitions, risk management, regulatory oversight, and corporate governance expertise.

Mr. Tryniski has served as a director of CONMED Corporation since 2007.

John F. Whipple, Jr.	Director Since: 2010 Age: 65 Committees: • Audit & Compliance (Chair) • Governance • Risk

John F. Whipple, Jr. is the Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York. Mr. Whipple is a certified public accountant with over 30 years of experience in advising Western New York businesses and individuals on tax planning, structuring of business transactions, financing transactions and strategic planning for businesses.

Mr. Whipple serves as the Chair of the Audit Committee and a member of the Governance and Risk Committees and provides the Board with significant management and corporate governance experience, as well as expertise with respect to corporate finance, accounting and the analysis of public company financial statements and related SEC filings.

The Board has deemed Mr. Whipple an “audit committee financial expert” as defined by the SEC rules.

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Compensation of Directors

The Board has a retainer-based compensation structure based on the recommendation of the Compensation Committee with input from its independent compensation consultant. The following table sets forth the annual retainer fees paid to the Directors for their service on the Board and the various committees on which they serve in 2020:

Position	Board	Audit & Compliance Committee	Compensation Committee	Risk Committee	Governance Committee	Strategic/ Executive Committee	Trust & Financial Services Committee
Chair	$110,000	$20,000	$14,000	$10,000	$10,000	$10,000	$10,000
Member	$60,000	$10,000	$7,000	None	$5,000	None	$5,000

The Company pays the travel expenses incurred by each director in attending meetings of the Board. Any executive officer serving on the Board does not receive compensation for attending Board and committee meetings.

Consistent with aligning director compensation with the long-term interests of Shareholders, the Directors also receive a portion of their total compensation in the form of equity grants under the Company’s 2014 Long-Term Incentive Compensation Plan, as amended (the “2014 Incentive Plan”). In 2020, the Directors could elect to receive the equity component of their compensation in the form of deferred stock units or non-statutory stock options of an equivalent amount. Beginning in 2021, the directors will only receive equity compensation in the form of deferred stock units. The Board believes that providing part of the Directors’ compensation in the form of an annual equity award is consistent with the Company’s overall compensation philosophy of aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and assist the Company to attract highly qualified individuals to serve on the Board.

The equity award grants reflected in the Director Compensation Table below were made under the 2014 Incentive Plan which allows for the issuance of deferred stock units and stock option grants in an amount determined by the Compensation Committee. The fair value of the deferred stock units and stock options are equivalent as of the grant date with the value of the annual equity award being determined by the Compensation Committee. Each stock option granted to a Director is granted at an option price per share equal to the fair market value on the date of grant, and is exercisable on the date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a Director within six months of the grant. Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause. Directors electing to take their equity award in the form of deferred stock units are allowed to defer receipt of the units to a future date of up to ten years following the grant date. The value of the deferred stock units track the market value of the Company stock and are ultimately paid out in shares of the Company stock on the deferred payment date. The Director equity grants, in either the form of stock options or deferred stock units, are designed to provide a reasonable component of total Director compensation that aligns Director compensation with the long-term interests of the Shareholders.

The following table summarizes the annual compensation paid to each non-employee director for his or her service to the Board and its committees in 2020. The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.

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DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Deferred Stock Awards ($)(2)	Stock Option Awards ($)(3)	Total ($)
Brian R. Ace	$77,000	$44,441	$0	$121,441
Mark J. Bolus	$79,500	$44,441	$0	$123,941
Jeffrey L. Davis	$80,000	$44,441	$0	$124,441
Neil E. Fesette	$79,000	$44,441	$0	$123,441
Michael R. Kallet	$70,000	$44,441	$0	$114,441
Kerrie D. MacPherson	$70,000	$44,441	$0	$114,441
John Parente	$80,000	$0	$44,443	$124,443
Raymond C. Pecor, III	$72,000	$44,441	$0	$116,441
Susan E. Skerritt	$5,833	$0	$0	$5,833
Sally A. Steele	$110,000	$44,441	$0	$154,441
Eric E. Stickels	$65,000	$44,441	$0	$109,441
John F. Whipple, Jr.	$85,000	$0	$44,443	$129,443

(1)	Mark E. Tryniski, President and CEO, does not receive any compensation for his service as a director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table.

(2)	The amounts in this column reflect the grant date fair value of deferred stock units computed in accordance with FASB ASC Topic 718 for equity awards granted in 2020 pursuant to the 2014 Incentive Plan. The deferred stock unit award was made and vested on March 17, 2020 and October 28, 2020. As of December 31, 2020, each director had the following number of deferred stock units outstanding: Mr. Ace 4,670; Mr. Bolus 875; Mr. Davis 2,123; Mr. Fesette 2,853; Mr. Kallet 3,712; Ms. MacPherson 849; MD. Pecor 1,516; Ms. Steele 849; and Mr. Stickels 1,904.

(3)	The amounts in this column reflect the grant date fair value of non-statutory stock options computed in accordance with FASB ASC Topic 718 for equity awards granted in 2020 pursuant to the 2014 Incentive Plan. The option awards were made and vested on March 17, 2020, and the exercise price is $51.64 and on October 28, 2020, and the exercise price is $58.12. As of December 31, 2020, each director had the following number of options outstanding: Mr. Ace 32,829; Mr. Bolus 16,920; Mr. Davis 0; Mr. Fesette 3,631; Mr. Kallet 0; Ms. MacPherson 0; Mr. Parente 23,206; Mr. Pecor 1,194; Ms. Skerritt 0; Ms. Steele 20,001; Mr. Stickels 0; and Mr. Whipple 23,206.

Directors may elect to defer all or a portion of their cash director fees pursuant to the Company’s Deferred Compensation Plan for Directors. Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”). The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of the Company’s common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding. On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five, or ten year period. The effect of the plan is to permit directors to invest deferred director fees in Company stock, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price. To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of the Shareholders. No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors. Directors currently participating in the plan hold at risk share equivalent units (based on cash fees directors have deferred under the plan), which are subject to market price fluctuations in the Company’s stock in the following amounts as of December 31, 2020: Mr. Ace 12,720 units; Mr. Davis, 59,965(1) units, Mr. Fesette 7,287 units; Mr. Kallet 5,893 units; Mr. Pecor, 10,888(1) units; Ms. Steele 15,975 units; and Mr. Whipple 10,724 units.

(1)	Included in the units for Mr. Davis and Mr. Pecor are 56,362 and 8,581 share units, respectively, that are a result of deferred directors fees from Merchants which were converted to Company stock at the time of the merger.

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CORPORATE GOVERNANCE

We are committed to strong corporate governance policies, practices, and procedures designed to make the Board more effective in exercising its oversight role. The following section provides an overview of the Company’s corporate governance structure, including key governance documents that guide the Board and management in the performance of their duties which are regularly reviewed by the Board.

Best Practices

The Board and management regularly review best practices in corporate governance and is committed to a structure that fosters principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance. The Company’s current best practices are highlighted below:

Independent Oversight	Long-Term Alignment with Shareholders	Strong Commitment to Excellence on the Board
All Directors on the Board are independent directors with the exception of the President and CEO.	Annual election of Directors.	Addition of two new independent Directors over the last two years to enhance the Board’s diversity, expertise and skill sets.
Strong and engaged independent Chair of the Board. Separation of the Chair of the Board and CEO roles allows the CEO to focus his time and energy on operating and managing the Company while utilizing the independent Chair’s experience, perspective and oversight.	Robust stock ownership guidelines for directors and named executives.	Annual Board and Board Committee evaluations focused on improving Board and Committee performance.
All key committees (Governance, Compensation, and Audit and Compliance) are fully independent.	Majority voting standard for uncontested elections of directors provides for heightened accountability to the Company’s Shareholders.	Annual evaluation of CEO and senior management and review of succession plans.
Regular executive sessions of independent Directors.	Annual Shareholder engagement process.	The Company’s policies prohibit short sales, transactions in derivatives, and hedging of Company stock by directors, executive officers and employees, and prohibits pledging of Company stock by directors, executive officers and employees without prior written consent from the Company.

The Company is dedicated to being a financial industry leader in corporate governance and business ethics. The Board is composed of independent directors, other than the CEO, with diverse backgrounds who bring a wealth of knowledge and business experience to the Company. The Company has significantly increased the Board’s gender diversity and the level of identified skill sets over the last two years and has had a woman Chair of the Board for the last five years. From the top down, the Company is committed to fostering an effective risk environment to protect and serve the interests of the Company, its customers, and its Shareholders. The Board has adopted the Code of Ethics and the Code of Conduct to make clear its expectation for the conduct of our directors, officers and employees. The Company ensures compliance with these Codes through training and monitoring so that the Company can maintain its track record of business success based upon the highest level of ethics and professionalism.

Majority Voting Standard Policy

The Board has adopted a majority voting standard policy to provide Shareholders with more effective input in the direction of the Company. Under the policy, if the election of Directors is uncontested, a Director Nominee who does not receive the votes of at least the majority of votes cast with respect to such nominee’s election is expected to tender to the Board his or her resignation promptly following the certification of election results. The Governance Committee will make a recommendation to the Board that it either accept or reject such resignation based on relevant considerations. The Board will act on the resignation, taking into consideration the Governance Committee’s recommendation, and will publicly disclose its decision and the rationale behind its decision within 90 days of the certification of the election results. If the Board does not accept the resignation, the director may continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company’s Bylaws.

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Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board to be comprised of at least a majority of independent directors. The Board has determined that 11 of the 12 Directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board uses standards which conform to, or are more exacting than, the NYSE independence requirements. Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless, within the preceding three years: (i) the director was employed by the Company or received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv). In determining whether a director is independent, the Board reviews the stated standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.

Based on these independence standards, the Board determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during such year and continue to be deemed independent by the Board: Brian R. Ace, Mark J. Bolus, Jeffrey L. Davis, Neil E. Fesette, Michael R. Kallet (retired), Kerrie D. MacPherson, John Parente, Raymond C. Pecor, III, Susan E. Skerritt, Sally A. Steele, Eric E. Stickels, and John F. Whipple, Jr.

Related Persons Transactions

Various directors, executive officers and other related persons of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) may have loans with the Bank including business and consumer loans which are offered in the ordinary course of business by the Bank. All such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its directors, executive officers and other related persons on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.

The Company also has a Related Party Transaction Policy, administered by the Audit and Compliance Committee, which provides procedures for the review and approval of related party transactions involving the Company’s directors, executive officers, director nominees, and other related persons. In deciding whether to approve such related party transactions, the Audit and Compliance Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company. For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest. Related persons include executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons has a direct or indirect material interest. The Audit and Compliance Committee reviews and approves all related person transactions after its determination that such transactions are performed at market terms and consistent with the best interests of the Company.

Board Leadership Structure

The Company’s long-standing practice is to have a separation of the position of Board Chair and the Chief Executive Officer. In addition, the Company maintains a Lead Director structure to provide an additional source of independent leadership for the Board in the event the Chair of the Board is not deemed to be independent for some reason. In the event the Chair is deemed not to be an independent director at any time, the Lead Director will preside at meetings and executive sessions of the Board.

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The duties of the Lead Director include, but are not limited to, the following: (i) presiding at all meetings of the Board and at executive sessions of the Board at which the Chair is not present, (ii) serving as a liaison between the Chair and the independent directors, (iii) making recommendations and approving matters to be considered by the Board including agenda items, information to be provided to the Board and the schedule of meetings, (iv) authority to call meetings of the independent directors, and (v) serving as an independent point of contact for Shareholders wishing to communicate with the Board.

Both the Board Chair and Committee Chairs are subject to four year term rotation guidelines, unless waived by the Board, providing for continuous development of strong leadership qualities on the Board. In addition, the Company encourages Committee Chairs and directors to participate in continuing board education opportunities and includes educational topics as a component of Board meetings over the course of each year.

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the independent Directors meet in executive sessions at the end of Board and Committee meetings as appropriate on a regular basis, without the Company’s management and non-independent Directors present, to facilitate full discussion of important matters.

Annual Board and Committee Self-Evaluations

The Board conducts an annual self-evaluation that is intended to determine whether the Board, its committees, and each member of the Board are functioning effectively, and to provide Directors with an opportunity to reflect upon and improve processes and effectiveness. The Chair of the Governance Committee leads the evaluation process which includes a solicitation of director comments on an anonymous basis and compilation of written evaluative comments to identify issues and areas of focus in a robust discussion of the Board’s performance.

Each committee conducts its own annual self-evaluation and reports the results to the Board. Each committee’s evaluation includes an assessment of the committee’s compliance with its charter and the Company’s policies and procedures, as well as ways to improve committee processes and effectiveness.

Number of Board Meetings and Attendance at Board and Committee Meeting

The business of the Board is conducted at regular and special meetings of the Board and its Committees. The Board held six regular meetings, one special meeting, and six informational teleconferences/videoconferences during the fiscal year ended December 31, 2020. During this period, each Director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.

The Company encourages all Directors to attend each Annual Meeting of Shareholders. All of the Directors attended the Company’s Annual Meeting of Shareholders held on May 20, 2020.

Key Corporate Governance Documents.

Visit the Company’s Investor Relations website at https://ir.communitybanksystem.com/corporate-overview/documents/default.aspx to view the following documents:

•	Code of Ethics for Senior Executive Officers

•	Code of Ethics applicable to the Company’s Directors, executive officers and employees

•	Code of Conduct applicable to the Bank’s Directors, executive officers and employees

•	Corporate Governance Guidelines

•	Audit and Compliance Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Whistleblower Policy

These documents are available free of charge on the Company’s website or by writing the Company at Community Bank System, Inc., 5790 Widewaters Parkway, DeWitt, New York 13214, Attention: Board Secretary/Investor Relations to any Shareholder or interested party who requests a copy.

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Current Committee Composition

Among its standing committees, the Company has an Audit and Compliance Committee, Compensation Committee, Governance Committee, Risk Committee, Strategic/Executive Committee, and Trust & Financial Services Committee.

Name	Audit & Compliance Committee	Compensation Committee	Governance Committee	Risk Committee	Strategic/ Executive Committee	Trust & Financial Services Committee
Brian R. Ace		Member	Member	Member		
Mark J. Bolus		Member		Chair	Member	
Jeffrey L. Davis			Chair	Member		Member
Neil E. Fesette		Chair	Member	Member	Member	
Kerrie D. MacPherson	Member			Member		Member
John Parente				Member	Chair	Member
Raymond C. Pecor, III		Member		Member		Member
Susan E. Skerritt	Member			Member		
Sally A. Steele*				Member		
Eric E. Stickels	Member			Member	Member	Chair
Mark E. Tryniski				Member		
John F. Whipple, Jr.	Chair		Member	Member		

Member Chair *Chair of the Board

Board Committees

Set forth below is a description of the primary duties of the standing committees of the Board and its members as of the date of this Proxy Statement. In addition to the standing committees listed below, the Board also has a Strategic/Executive Committee that primarily functions to plan and organize the Board’s annual strategic planning meeting. Mr. Parente is the Chair of the Strategic/Executive Committee and Messrs. Bolus, Fesette, and Stickels are members of the Committee.

Audit and Compliance Committee
Committee Members: John F. Whipple, Jr., Chair Kerrie D. MacPherson Susan E. Skerritt Eric E. Stickels Seven regular meetings and one special meeting during 2020

• Reviews internal and external audits of the Company and the Bank.

• Reviews the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees regulatory compliance matters.

• Selects the Company’s independent auditors.

See the Audit Committee Report contained on page 61 of this Proxy Statement.

The Board has determined that each of the Audit and Compliance Committee’s members is independent as defined by the NYSE rules. The Board has determined that all members are “Audit Committee Financial Experts” as defined under SEC rules and regulations.

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Compensation Committee
Committee Members: Neil E. Fesette, Chair Brian R. Ace Mark J. Bolus Raymond C. Pecor, III Five meetings during 2020

• Reviews and makes recommendations to the Company’s and the Bank’s Boards regarding compensation and employee benefits matters.

• Reviews the compensation of employees in the aggregate, and the salaries and performance of named executive officers are reviewed individually.

• Reviews the Company’s objectives regarding human capital management.

See the Compensation Committee Report contained on page 48 of this Proxy Statement.

The Board has determined that each of the Compensation Committee’s members is independent as defined by the NYSE rules.

Governance Committee
Committee Members: Jeffrey L. Davis, Chair Brian R. Ace Neil E. Fesette John F. Whipple, Jr. Two regular meetings and one special meeting during 2020

• Evaluates and maintains corporate governance policies to ensure effective governance policies are in effect for the Board and corporate organization as a whole.

• Considers and makes recommendations for nominees to serve as Directors on the Board.

• Conducts annual review and evaluation of Board and Director effectiveness.

The Board has determined that each of the Governance Committee’s members is independent as defined by the NYSE rules.

Risk Committee
Committee Members: Mark J. Bolus, Chair Entire Board Six meetings during 2020

• Reviewed the Bank’s credit risk, liquidity, and interest rate risk.

• Monitors the quality and risk profile of the Bank’s loan portfolio and ensures adequacy of loan loss reserves.

• Evaluates the Company’s securities portfolio to ensure that the Company’s objectives related to diversification, asset quality, liquidity, profitability, and pledging are met.

• Oversees the Company’s enterprise risk management functions.

Trust & Financial Services Committee
Members:* Eric E. Stickels, Chair Jeffrey L. Davis Kerrie D. MacPherson John Parente Raymond C. Pecor, III Four meetings during 2020

• Provides oversight with respect to the business activities of the Company’s financial service subsidiaries.

• Provides oversight in accordance with regulatory requirements for the Bank’s exercise of its fiduciary powers and trust functions.

• Previews and oversees significant compliance matters relating to fiduciary and investment matters.

Oversight of Risk

Our management is responsible for managing risks in our business, including development of appropriate controls and processes to assess and monitor risks. Management does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions. The Board views its role as one of oversight and of responsibility for establishing policies and perspective that risk management should be properly integrated with our strategy and culture. The Board focuses on understanding management’s risk management processes, the effectiveness of those processes, and the way in which management proactively manages risks. The Board oversees and reviews various aspects of the Company’s risk management efforts, either directly or through its committees, and exercises its risk oversight function in several ways. The Board oversees risk management through reporting of the Company’s risk management and internal audit functions, the oversight of various Board committees, and the input of management.

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The Board and its committees review and approve various policies that address and mitigate material risks. These include policies addressing credit risks, interest rate risks, investment risks, liquidity risks, operational risks, strategic risks, reputational risks, and compliance/legal risks, among other matters. With respect to cybersecurity risk, the Board oversees the Company’s efforts to manage cybersecurity risk and senior management is responsible for the day-to-day management of cybersecurity risk, designing and implementing policies, processes and procedures to address and mitigate this risk. The Board also reviews and monitors enterprise risks through various reports presented by management, internal and external auditors, and regulatory examiners.

While the Board has primary responsibility for the oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Each of the committee chairs updates the full Board at its regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee. The following table highlights the role of the Board and each committee in risk oversight:

Primary Responsibility for Risk Management
The Board

• Assess management’s risk management processes, the effectiveness of those processes, and the way in which management proactively manages risks.

• Receives and reviews regular reports provided by management and monitors risks that have been delegated to the standing committees.

• Considers risks related to the reputation of our Company and the general industry in which we operate.

Risk Committee- consisting of the entire Board of Directors

• Committee reviews periodic reports from management on risks related to

• credit risk,

• interest rate risk,

• liquidity risk,

• information technology,

• enterprise risk management,

• the Company’s corporate insurance program,

• lending activities and asset quality, and

• the investment portfolio.

Audit and Compliance Committee- consisting of entirely independent Directors

• Committee approves and reviews information related to

• the engagements and periodic reports of the Company’s independent auditor and internal audit department related to the Company’s financial statements and oversees areas of regulatory compliance, including Sarbanes-Oxley compliance,

• the Company’s major financial and other financial reporting risk exposures, and

• the procedures and actions management has taken to monitor and control such exposures.

Compensation Committee- consisting of entirely independent Directors

• Committee reviews and considers information related to

• risks related to the Company’s compensation policies, including incentive plans to determine whether these plans subject the Company to excessive risks, and

• oversees human capital management efforts and alignment, including any related risks.

Governance Committee- consisting of entirely independent Directors	• Committee conducts annual evaluations of the effectiveness of the Board, ensures selection of the nominees to the Board with appropriate skills, experience, attributes, and temperament, and ensures appropriate corporate governance policies are in place.
Trust & Financial Services Committee

• Committee reviews and considers information related to

• the Bank’s trust and wealth management activities to ensure sound risk management practices are in place and that adequate policies, procedures, and controls have been adopted for the size and complexity of the trust and wealth management businesses, and

• the Company’s financial service subsidiaries, which are significant segments of the Company’s business, to ensure sound risk management practices are in place and that adequate policies, procedures, and controls have been adopted for the size and complexity of each financial services subsidiary’s business.

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Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for senior executives of the Company which require (i) the CEO to own shares of Company common stock and share equivalents equal to at least four times his base salary, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to at least two times their base salary. Senior executive officers are required to retain shares received from stock option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements. All executive officers are in compliance with, or exceed, the requirements of the stock ownership guidelines established by the Company.

The Board has also adopted stock ownership guidelines for Directors of the Company which require each director to own shares of Company common stock and share equivalent units equal in value to at least five times the annual base Board member retainer within six years of becoming a director. Under the guidelines, the qualifying share equivalent units consist of at risk units resulting from the director’s deferment of cash director fees under the deferred compensation plan. In addition, new directors are required to own at least $25,000 of common stock within one year of joining the Board. All directors are in compliance, or exceed, the requirements of the stock ownership guidelines.

Prohibition on Short Sales, Hedging and Derivative Transactions

The Company’s Policy Prohibiting Insider Trading (“Insider Trading Policy”) prohibits short sales, hedging, and transactions in put options, call options, or other derivative securities in the Company’s securities for all Company personnel, including directors, executive officers, and employees. In addition, the Insider Trading Policy also prohibits holding stock in a margin account or pledging of Company stock as collateral by directors, executive officers, and other employees unless written pre-approval is obtained from the Compliance Officer designated in the Insider Trading Policy.

Communication with Directors

Shareholders and any interested parties may communicate directly with the Board by sending correspondence to the address shown below. The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that Director. Correspondence addressed to a specific director will be delivered to the Director promptly after receipt by the Company. The Director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:

Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York 13214-1883

Compensation Committee Interlocks and Insider Participation

Brian R. Ace, Mark J. Bolus, Neil E. Fesette, and Raymond C. Pecor, III served on the Compensation Committee for all or part of 2020. There were no Compensation Committee interlocks or insider (employee) participation during 2020.

Code of Ethics

The Company has a Code of Ethics for its Directors, officers and employees. The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company. In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.

The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.

The text of each Code is posted on the Company’s website at https://ir.communitybanksystem.com/corporate-overview/documents/default.aspx and is available in print free of charge to any Shareholder or interested party who requests it. The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 15, 2021, by

•	Each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding shares of the Company’s common stock;

•	Each Director;

•	Each person who was a named executive officer; and

•	All of the Company’s Directors and executive officers as a group.

The percentages shown in the following table are based upon 53,951,180 shares of common stock outstanding as of March 15, 2021. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options held by that person that were exercisable as of March 15, 2021, or within 60 days of that date. The shares issuable under those options are treated as if they were outstanding for computing the percentage of ownership of the person holding those options, but are not treated as if they were outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, to the Company’s knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by a spouse under applicable law.

Set forth below is information about the number of shares of the Company’s common stock beneficially owned by the directors and executive officers of the Company:

Name	Amount and Nature of Beneficial Ownership(a)(b)(c)		Percentage of Class
Directors
Brian R. Ace	92,208	(d)	*
Mark J. Bolus	120,562	(d)	*
Jeffrey L. Davis	14,853	(d)	*
Neil E. Fesette	10,787	(d)	*
Kerrie D. MacPherson	1,043		*
John Parente	79,585		*
Raymond C. Pecor, III	17,965	(d)	*
Susan E. Skerritt	380		*
Sally A. Steele	72,648	(d)	*
Eric E. Stickels	41,190		*
Mark E. Tryniski	266,676.49%
John F. Whipple, Jr.	24,638	(d)	*
Executive Officers
Joseph E. Sutaris	20,497		*
Joseph F. Serbun	28,368		*
George J. Getman	86,993		*
Joseph J. Lemchak	7,540		*
Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (16 persons)	885,934		1.63%

*	Represents less than .25% of the Company’s outstanding shares.

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(a)	Represents all shares as to which the named individuals possessed sole or shared voting or investment power as of March 15, 2021. Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or Director.

(b)	The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 6,193 shares jointly with his wife, his wife holds 144 shares, and 20,188 shares are held in Mr. Ace’s simplified employee pension plan; Mr. Bolus holds 52,268 shares jointly with his wife, 6,917 shares as Trustee of the Mark Bolus Trust, 5,052 shares as Trustee of the Austin Bolus Trust, 5,052 shares as Trustee of the Noah Bolus Trust, 5,052 shares as Trustee of the Paige Bolus Trust, 5,052 shares as Trustee of the Taylor Bolus Trust, and 857 shares are held by his children; Mr. Davis’ spouse holds 858 shares; Mr. Getman’s wife holds 895 shares and he is the beneficial owner of 6,351 shares held by the Company’s 401(k) Plan; Mr. Lemchak is the beneficial owner of 3,185 shares held by the Company’s 401(k) Plan; Mr. Pecor holds 8,591 shares in trust as trustee for trusts holding Company stock for the benefit of his niece and nephew (Mr. Pecor disclaims beneficial ownership of the shares held in these trusts); Mr. Serbun is the beneficial owner of 1,538 shares held by the Company’s 401(k) Plan; Mr. Stickels’ wife is the beneficial owner of 8,921 shares held by the Company’s 401(k) Plan; Ms. Steele holds 46,541 shares jointly with her husband and 2,585 shares are owned jointly with her brother; Mr. Sutaris is the beneficial owner of 1,907 shares held by the Company’s 401(k) Plan; and Mr. Tryniski’s wife holds 98,512 shares and he is the beneficial owner of 19,285 shares held by the Company’s 401(k) Plan.

(c)	Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of March 15, 2021, through exercise of stock options issued by the Company: Mr. Ace, 28,263 shares; Mr. Bolus, 12,354 shares; Mr. Fesette, 3,631 shares; Mr. Getman, 41,406 shares; Mr. Lemchak, 2,794 shares; Mr. Parente, 15,638 shares; Mr. Pecor, 1,194 shares; Mr. Serbun, 14,576 shares; Ms. Steele, 20,001 shares; Mr. Sutaris, 11,821 shares; Mr. Tryniski, 94,960 shares; and Mr. Whipple, 23,206 shares. These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(d)	In addition to the number of shares of common stock reported as beneficially owned, the following Directors have elected to defer cash director fees under the director deferred compensation plan resulting in such Directors holding at risk share equivalent units (“units”), which are subject to fluctuations in the market price of the Company’s stock, in the following amounts as of March 15, 2021: Mr. Ace, 9,615 units; Mr. Davis 60,338 units; Mr. Fesette, 7,333 units; Mr. Pecor, 10,955 units; Ms. Steele, 13,875 units; and Mr. Whipple, 10,791 units.

Set forth below is information about the number of shares held by persons the Company knows to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of March 15, 2021.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(4)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,892,718(1)	14.63%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,934,930(2)	11.00%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	4,248,564(3)	7.87%

(1)	The information is based on a Schedule 13G filed with the SEC on January 26, 2021 reporting the beneficial ownership as of December 31, 2020. BlackRock, Inc. reported that it has sole voting power with respect to 7,795,281 shares and sole dispositive power with respect to all shares listed.

(2)	The information is based on a Schedule 13G filed with the SEC on February 10, 2021 reporting the beneficial ownership as of December 31, 2020. The Vanguard Group, Inc. reported that it has sole voting power with respect to 0 shares and sole dispositive power with respect to 5,838,458 shares.

(3)	The information is based on a Schedule 13G filed with the SEC on February 11, 2021 reporting the beneficial ownership as of December 31, 2020. State Street Corporation reported that it has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.

(4)	The ownership percentages set forth in this column are based on the assumption that each of the beneficial shareholders continued to own the number of shares reflected in the table above on March 15, 2021.

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INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following provides certain business experience for the past five (5) years with respect to individuals who served as the Company’s executive officers during fiscal year 2020. Information concerning Mr. Tryniski, who serves as the Company’s Chief Executive Officer and President, is provided in “Proposal One- The Election of Directors” above.

Executive Officers Who Are Not Directors
Name	Age	Position with the Company
Joseph E. Sutaris	53	EVP and Chief Financial Officer
Joseph F. Serbun	60	EVP and Chief Banking Officer
George J. Getman	64	EVP and General Counsel
Joseph J. Lemchak	59	SVP and Chief Investment Officer

Joseph E. Sutaris currently serves as EVP and CFO. From November 2017 to June 2018, Mr. Sutaris was the SVP – Finance and Accounting. From September 2016 to November 2017, he served as the Bank’s Director of Municipal Banking. From April 2011 to September 2016, he was the SVP of the Central Region of the Bank. Prior to April 2011, Mr. Sutaris was the EVP, CFO, Treasurer and Secretary of Wilber Corp. and Wilber National Bank.

George J. Getman currently serves as EVP and General Counsel. Prior to January 2008, Mr. Getman was a senior partner at the law firm of Bond, Schoeneck & King, PLLC in Syracuse, New York, and served as corporate counsel to the Company on a broad range of matters, including mergers and acquisitions, SEC and regulatory reporting, banking law and corporate governance.

Joseph F. Serbun was appointed EVP and Chief Banking Officer on March 16, 2020, having previously served as EVP and Chief Credit Officer (“CCO”) since June 1, 2018. From June 2010 through June 1, 2018, he was SVP and CCO and previously served as a Vice President and Commercial Team Leader of the Bank (January 2008 – June 2010). Prior to January 2008, Mr. Serbun was a Vice President at JPMorgan Chase Bank, N.A. in Syracuse, New York.

Joseph J. Lemchak has served as SVP and Chief Investment Officer of the Company since May 1991. He served as the Assistant Vice President and Chief Financial Officer of Horizon Bank, a wholly-owned bank subsidiary of the Company, from April 1990 to May 1991.

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Compensation DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the principles and practices underlying our executive compensation program and the decisions made by the Compensation Committee of the Board related to compensation in fiscal year 2020.

This CD&A and the Executive Compensation Tables starting on page 49 provide compensation information for our “named executives” who are identified as follows:

Name	Title
Mark E. Tryniski	President and Chief Executive Officer
Joseph E. Sutaris	Executive Vice President and Chief Financial Officer (“CFO”)
Joseph F. Serbun	Executive Vice President and Chief Banking Officer (“CBO”)
George J. Getman	Executive Vice President and General Counsel
Joseph J. Lemchak	Senior Vice President and Chief Investment Officer

Executive Summary

Financial Performance Highlights

Successful Year In Spite of Challenges. In fiscal year 2020, despite the headwinds caused by the COVID-19 pandemic and challenging interest rate market conditions, the Company delivered strong operating performance. The Company’s Total Revenues and Operating Net Income increased 1.2% and 0.6%, respectively, while Operating Earnings per Share were only down $0.05, or 1.5%, despite the COVID-19 pandemic.

	2020	2019	Percentage Change
Net Interest Income	$368.4 million	$359.2 million	2.6%
Non-interest Income	$228.4 million	$230.6 million	(1.0%)
Total Revenues	$596.8 million	$589.8 million	1.2%
Total Operating Expenses(1)	$368.7 million	$363.4 million	1.5%
Net Income	$164.7 million	$169.1 million	(2.6%)
Operating Net Income(2)	$173.1 million	$172.1 million	0.6%
Operating Earnings per Share(2)	$3.24	$3.29	(1.5%)
Net Charge-Offs/ Average Loans	0.07%	0.12%	(41.7)%
Dividends Declared per Share	$1.66	$1.58	5.06%

(1)	Excluding acquisition expenses and special charges.

(2)	Excludes, net of tax, acquisition expenses, acquisition-related provision for credit losses, gain on sales of investment securities, unrealized gain/loss on equity securities, litigation accrual expense, and gain on debt extinguishment.

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Strong Relative Total Shareholder Returns. The Company has consistently returned significant value to its Shareholders. Its total annualized shareholder returns as compared to bank-specific indices and our peer group over multiple periods are set forth below:

Total Annualized Shareholder Returns(1)(2)

	1 Year	3 Years	5 Years	10 Years
Community Bank System	(9.6%)	7.7%	12.1%	11.8%
S&P 600 Commercial Bank Index	(12.0%)	(1.5%)	6.2%	10.0%
KBW Regional Bank Index	(8.7%)	(2.3%)	5.7%	8.5%
Peer Group Average(3)	(17.2%)	(4.7%)	4.0%	7.7%

(1)	Annual equivalent through December 31, 2020, including reinvestment of dividends.

(2)	Source: Bloomberg, L.P.

(3)	See page 41 for Peer Group information.

28th Consecutive Year of Dividend Increases. Reflecting the Company’s focus on sustainable long-term returns for its Shareholders, the Company increased its quarterly cash dividend to Shareholders by 2.4%, to $0.42 per share, in August 2020, marking the 28th consecutive year of annual increases in its cash dividend.

Acquisition of Steuben Trust Corporation. In June, the Company enhanced its presence in Western New York State and successfully integrated 11 branches in connection with the acquisition of Steuben Trust Corporation.

Compensation Decisions for 2020

No Adjustments to Incentive Plan in Response to COVID-19. Market turmoil caused by the COVID-19 pandemic has caused many companies to evaluate whether any adjustments in their compensation programs were warranted. Following its review, the Compensation Committee decided not to make any changes to the executive compensation program as a result of COVID-19, and determined awards under the Management Incentive Plan (“MIP”) based on the original goals and metrics established in January 2020.

Executive Compensation Payouts for 2020. After considering the Company’s operating performance, financial results, and achievement level of predetermined plan objectives, the Compensation Committee took the following actions relating to 2020 short-term and long-term incentive compensation decisions with respect to its named executives and other key employees:

•	Below Target Payouts for Cash Awards. Approved annual cash incentive awards at the level of 85% of the target amount based on achievement measured against pre-established performance objectives without adjustments or application of discretion by the Committee, as described on pages 42 to 44.

•	Equity Award Grants at Target Level. Granted stock options and restricted stock awards at target levels based on the Committee’s assessment of the named executives’ performance. These equity awards are subject to a five year pro rata vesting schedule and, with respect to the stock options, require stock price appreciation before the stock options are exercised in order to produce any value for the named executives. Although performance-based equity is a critical component of our long-term incentive program, our philosophy has been to grant every three years. The last grant was in 2019 and the next grant is anticipated in 2022. The Committee is assessing the design of the 2022 long-term incentive award as noted below.

Pay-for-Performance Alignment. The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program to promote the achievement of the Company’s long-term growth goals, placing significant weight on improvement in operating earnings per share (“EPS”) each year, and achievement of total shareholder returns at or above its Peer Group’s returns. The Company believes operating EPS reflects the best measurement of its performance and progress towards continuously increasing Shareholder value.

Shareholder Engagement and “Say-on-Pay” Results

In response to our “say-on-pay” vote at our 2020 Annual Meeting of Shareholders, in which approximately 82% of the votes cast voted in favor of our executive compensation program, we retained a new compensation consultant to review our executive compensation program and performed a compensation review and benchmarking study of the named executives. The Company also conducted outreach to Shareholders representing approximately 50% of our outstanding common stock. In response to this outreach and the Committee’s review, we adopted the following changes to our executive compensation program:

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•	New Compensation Consultant Engagement. As noted above, we retained Meridian Compensation Partners (“Meridian”), a highly regarded independent executive compensation consulting firm, to provide on-going advice and analysis regarding the structure of our executive compensation programs, including refreshing the Company’s Peer Group and performing a benchmarking comparison of named executive pay levels relative to other companies in our Peer Group.

•	Enhanced Proxy Disclosures. We revised and streamlined the Compensation Discussion and Analysis to improve readability, highlight key performance data, and provide more detail with respect to the MIP metrics, clarifying the formulaic nature of quantitative metrics based on pre-set targets, and the use of achievement levels (threshold, target, and maximum).

•	Likely Future Change to Long-Term Equity Award Cycles. We reviewed our long-term incentive award cycle with respect to performance-based awards. While we believed our current approach effectively aligned executives with shareholders, we heard that our approach was unique and not well understood by investors. As a result, we currently intend to move from an approach that provides larger grants every three years, to an approach that provides smaller awards on an annual basis.

Snapshot of Compensation Governance

The Company continues to implement its executive compensation program in a manner that is designed to reinforce its philosophy of aligning each named executive’s compensation with the Company’s short-term and long-term performance goals. The Company uses the following practices in order to align its compensation philosophy with practices generally considered to promote Shareholder value.

What We Do:	What We Don’t Do:
Pay for Performance. A significant percentage of our named executives’ total compensation is variable and at-risk and based upon our performance, ranging from 62% for the CEO and 47% on average for the other named executives.	No “timing” of equity grants. We only grant equity grants on predetermined dates.

No longer granting stock options to Directors. Effective with fiscal year 2021, the Directors’ equity award will only consist of deferred stock units.
Evaluate and Manage Risk. The Compensation Committee reviews all incentive compensation programs annually to ensure a balance of short-term and long-term incentives and that our programs do not encourage excessive risk taking.	No Hedging and Pledging. We prohibit our employees, executive officers, and directors from engaging in hedging of Company stock and derivatives. Without prior written consent, our employees, executive officers, and directors are also prohibited from holding Company stock in a margin account or otherwise pledging our stock.
Independent Expert Advice. Meridian, which has been determined by the Compensation Committee to be independent and free of conflicts of interest, provides the Committee with expert executive compensation advice.	No Repricing of Stock Options. Our equity incentive plan prohibits the repricing of options without shareholder approval.
Require Significant Stock Ownership. Our named executives are subject to robust stock ownership requirements (see page 31) to promote alignment with our Shareholders.	No tax gross-ups. We do not provide our named executives with tax gross-ups in any of our compensation plans or agreements.
Executives Subject to a Robust Clawback Policy. Our named executives are subject to our incentive compensation recoupment policy (“clawback”) in the event of certain financial restatements. The clawback policy was recently updated to expand the triggering events for recoupment of incentive compensation in the event of certain violations of law or Company policy.	No “Single-Trigger” Change In Control Provisions. Our change in control provisions require both a change in control and a subsequent involuntary termination without “cause” or voluntary resignation for “good reason” in order for a named executive to be eligible to receive severance or accelerated vesting in connection with a change in control transaction.
Capped Incentives. Annual cash incentive compensation is based on the achievement of the objectives set forth in the MIP, ranging from 0% to 162.5% based on the threshold, target, and maximum achievement levels.	No Significant Perquisites. Our named executives are entitled to only limited perquisites.

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Our Compensation Philosophy

The Compensation Committee reviews and administers the Company’s compensation policies and practices for the executive officers of the Company, including the named executives. The Company is focused on rewarding long-term sustained performance. We strive to consistently maintain strong financial performance while balancing a relatively conservative risk profile to deliver financial returns to our Shareholders. In administering compensation policies and practices, the Committee seeks to achieve the following compensation objectives:

Our Compensation Objectives include:
Linking the executive compensation program with the Company’s performance such that a significant portion of their total compensation is variable and tied to the Company’s performance.
Align the executives’ interests with those of the Company’s Shareholders.
Attract, retain and maintain talented leadership to sustain competitive advantage.
Provide a framework that encourages strong financial results and positive shareholder returns consistent with our risk profile.

The Committee achieves these objectives by using a combination of base salary, incentive-based cash awards, and equity award components. Compensation consists of the following three elements:

•	Base Salary. The Company targets base salaries to be competitive with the median for corresponding executives in the Peer Group selected by our independent compensation consultant and affirmed by the Committee. The executives’ base salaries are the foundation for other pay programs to the extent they are expressed as percentages of base salary and as a result, the Committee carefully considers the appropriate base salary amounts to ensure proper pay mix and positioning.

•	Annual Cash Bonus Pursuant to the Management Incentive Plan. The Company’s annual cash incentive program is a variable, at-risk component of the named executives’ compensation that is directly tied to the achievement of specific performance metrics and strategic goals. The Committee establishes these pre-determined goals and achievement levels each year, which are approved by the Board, with the goal of focusing the efforts of the named executives and management on objectives which will drive the growth and sustainability of the organization.

•	Equity-Based Long-term Incentives. The Committee uses a combination of time-based vesting of restricted stock (over a five-year vesting cycle) and stock options (over a five-year vesting cycle) and performance-based equity awards. Stock options and time-based restricted stock are granted annually, while our historical practice has been to grant performance shares once every three years. The performance-based equity awards vest after a three-year performance period depending on our total shareholder returns (“TSR”) relative to the KBW Regional Banking Index (KRX). The KRX Index is an objectively defined group of regional banks used by investors. The Committee believes this approach creates a substantial, at risk component of executive compensation directly tied to the Company’s long-term performance, consistent with our Shareholders’ perspective. The granting of time-based equity awards also aligns the interests of the named executives with the interests of the Company’s Shareholders by promoting stability and the retention of a high-performing executive team over the longer term through the use of vesting schedules that generally requires continuous service over a five year vesting period.

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2020 CEO Target Pay Mix
(Short and Long Term Equity Incentives)

Stock Options and Performance Shares 22%
Base Salary 38%
Restricted Stock 13%
Cash Bonus 27%
At Risk Compensation: 62%

2020 Other NEO Target Pay Mix
(Short and Long Term Equity Incentives)

Stock Options and Performance Shares 15%
Restricted Stock 9%
Base Salary 54%
Cash Bonus 22%
At Risk Compensation: 47%

(1)	For purposes of this chart, the value of the long-term performance based equity awards is calculated by dividing the target value of the three-year grant by three in order to derive an annual value.

The Company’s ability to attract and retain talented employees and executives with the skills and experience to develop and execute on business opportunities is essential to its success and providing value to its Shareholders. The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters:

•	Total target compensation is intended to be competitive with the median of our Peer Group.

•	When the Company’s performance exceeds its performance goals and the performance of its peers, the Company’s total compensation is designed to reward employees with pay above their target level. Similarly, if the Company’s performance does not meet its goals or falls below its peers, the Company’s compensation is designed to fall below that target level.

To support this pay-performance alignment, a significant amount of the Company’s executives’ total compensation is incentive based, and tied to the achievement of Company performance goals and long-term Shareholder value. The Company believes pay-performance alignment should be evaluated over a multiple year period since much of its pay is related to longer-term performance results.

Role of Compensation Committee, Compensation
Consultants and Executive Officers

The Compensation Committee is responsible for the development, oversight and administration of the Company’s compensation and benefit programs. The Compensation Committee currently consists of four members of the Board, each of whom is an independent, non-employee director. In carrying out its duties, the Committee reviews and approves the Company’s goals and objectives with respect to the CEO and other executives and seeks to align compensation with the Company’s business objectives and performance. The Compensation Committee also evaluates the performance of the CEO and the other executives in light of such goals and objectives and determines compensation levels based on such evaluation. The Committee also oversees the administration of broad-based compensation plans for the Company and its subsidiary entities, the review of succession planning for key positions in the Company, and the review and approval of executive level employment agreements subject to approval by the Board.

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The Compensation Committee retained Meridian in 2020 to serve as an independent compensation consultant with respect to executive and Board compensation. Meridian’s work in 2020 included a review and refreshment of the Company’s Peer Group and a comprehensive assessment of the Company’s executive compensation programs and pay levels for the named executives compared to Peer Group, including advice and counsel related to market trends and best practices regarding the structure and governance of our executive compensation programs. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meridian from service as an independent advisor to the Committee. Meridian provided no services to the Company or its management other than services related to the Company’s compensation programs.

Although the Compensation Committee makes independent determinations on all matters related to compensation of the named executives utilizing executive sessions without management present, certain members of management are requested to attend and provide input to the Committee throughout the year. The Compensation Committee receives input from Company management, including the CEO, CFO, Chief Human Resources Officer, General Counsel and others as needed to ensure that it has the information and perspective needed to carry out its duties.

As part of its oversight of executive compensation, the Compensation Committee considers the results of the Shareholders’ annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s Annual Meeting of Shareholders held in May 2020, approximately 82% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the Company’s executive compensation program. Although the Compensation Committee believes this vote affirms the Shareholders’ support of the Company’s approach to executive compensation, the Committee noted the decrease in support from the preceding two say-on-proposals (which were supported by 97% of our Shareholders in May 2019 and 95% of our Shareholders in May 2018) and took the actions noted in the Executive Summary to further enhance our executive compensation program and the Company’s disclosure in this Compensation Discussion and Analysis. The Committee will continue to oversee the executive compensation programs consistent with the objectives set forth herein and consider the outcome of the Company’s future say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for the named executives.

Peer Group and Benchmarking

Benchmarking Process

Understanding the industry’s landscape is an essential element of establishing the Company’s program targets and making compensation decisions. The Company regularly reviews competitive market data and compares executive pay and performance to market norms to ensure alignment. It has been the Committee’s practice to benchmark the named executives’ compensation against a refreshed group of peers every three years. In 2020, the Compensation Committee engaged Meridian to update the Peer Group to reflect the Company’s growth and changes in the banking landscape. The Committee targets total compensation to be competitive with the median for corresponding executives within its Peer Group.

The Compensation Committee used the updated Peer Group information to make determinations regarding the 2021 base salaries and other elements of compensation for the named executives and in particular the compensation set forth in Messrs. Tryniski’s and Sutaris’ new employment agreements, which are discussed under the caption “Renewed Employment Agreements in 2021” on page 46.

Updated Peer Group

Prior to its engagement of Meridian, the Compensation Committee utilized a peer group established in 2017 with the input of its prior independent compensation consultant to assess the Company’s programs and pay levels for senior executives against other publicly traded banks similar in regional location and asset size to the Company. The Peer Group used for 2020 compensation decisions consisted of the following companies:

Peer Group used for 2020 Compensation Decisions
Atlantic Union Bankshares Corporation	Berkshire Hills Bancorp Inc.	First Commonwealth Financial Corporation
First Financial Bancorp.	First Merchants Corporation	First Midwest Bancorp, Inc.
F.N.B. Corporation	Fulton Financial Corporation	Independent Bank Corp.
NBT Bancorp, Inc.	Old National Bancorp	Park National Corporation
S&T Bancorp, Inc.	Sterling Bancorp	TCF Financial Corporation
United Bankshares, Inc.	Valley National Bancorp	WesBanco, Inc.
Webster Financial Corp.	Wintrust Financial Corporation

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In 2020, Meridian updated the Peer Group to reflect changes in the Company and industry peers. The objective selection criteria included commercial banks of similar size, geography and business model with a goal to position the Company at the median for asset size and revenue. The result was a group of 18 commercial banks that included 15 similar to the 2017 peer group and the addition of three other banks that had grown into the asset size (i.e. Customers Bancorp, Inc., First Busey Corp., and Sandy Spring Bancorp). Peers from 2017 that were removed were either acquired or outside the parameters described.

The following peer group (the “Peer Group”) was used for the 2020 benchmarking and used for assessing our program for 2020 and for compensation comparison purposes commencing with fiscal 2021 compensation programs:

Peer Group used for 2021 Compensation Decisions
Atlantic Union Bankshares Corporation	Berkshire Hills Bancorp Inc.	Customers Bancorp, Inc.
First Busey Corp.	First Commonwealth Financial Corporation	First Financial Bancorp.
First Merchants Corporation	First Midwest Bancorp, Inc.	Fulton Financial Corporation
Independent Bank Corp.	NBT Bancorp, Inc.	Old National Bancorp
Park National Corporation	Sandy Springs Bancorp, Inc.	S&T Bancorp, Inc.
United Bankshares, Inc.	WesBanco, Inc.	Webster Financial Corp.

Industry comparisons are only one element of the Compensation Committee’s holistic review of our executive compensation programs. As described above, although the Compensation Committee views market data as an essential element in its compensation determination process, it believes that market data should be used in conjunction with the Compensation Committee’s overall review and analysis of the Company’s and its executives’ performance as well as the Company’s business and retention needs in making compensation decisions.

2020 Compensation Program and Pay Decisions

The compensation program for senior executives is built around our pay-for-performance philosophy. The Company’s compensation program consists of three primary elements:

•	base salary;

•	annual cash bonus pursuant to the Management Incentive Plan (“MIP”); and

•	equity-based and long-term performance incentives.

These compensation elements and 2020 pay decisions are described in more detail below.

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive. The Compensation Committee reviews the base salaries of our named executives annually to determine whether any adjustments are advisable based on market analysis, individual performance and contributions, and the Company’s performance and retention needs. Base salaries are generally intended to be competitive with the median for corresponding executives in the Peer Group. The Committee recognizes that base salaries are the foundation for many other pay programs to the extent they are expressed as percentages of base salary (e.g., the target cash incentive under the MIP is a percentage of the executive’s base salary). As a result, the Committee carefully considers the appropriate base salary amounts to ensure proper pay mix and positioning.

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In December 2019, the Compensation Committee approved the base salary adjustments shown in the following table for the named executives:

Name	2019 Base Salary	% Increase	2020 Base Salary
Mark E. Tryniski	$824,000	2.5%	$844,600
Joseph E. Sutaris	$386,250	3.6%	$400,000
Joseph F. Serbun(1)	$334,750	19.5%	$400,000
George J. Getman	$422,300	2.5%	$432,800
Joseph J. Lemchak	$283,250	2.5%	$290,250

(1)	Mr. Serbun’s increase in annual salary reflects his promotion from Chief Credit Officer to CBO in March of 2020.

Annual Incentive Payments under the Management Incentive Plan (“MIP”)

Annual incentives under the MIP are designed to be awarded upon the satisfaction of performance-based achievements relative to specified, pre-determined Company performance goals. The goals are intended to focus management’s attention on strategic priorities in the operation of the Company.

Each of our named executives is assigned a target bonus opportunity under the MIP defined as a percentage of base salary (which remained unchanged from fiscal 2019, except for Mr. Serbun whose target increased from 40% to 50% in connection with his promotion to CBO). The Compensation Committee periodically reviews target bonuses to ensure that they remain appropriate based on market analysis, individual performance and contributions, and the Company’s performance and retention needs. Each named executive’s fiscal 2020 target bonus percentage is set forth in the table below:

Name	2020 Base Salary	2020 Target Bonus (as percentage of Base Salary)
Mark E. Tryniski	$844,600	70%
Joseph E. Sutaris	$400,000	50%
Joseph F. Serbun	$400,000	50%
George J. Getman	$432,800	40%
Joseph J. Lemchak	$290,250	30%

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At the beginning of each fiscal year, the Compensation Committee establishes annual corporate performance goals to be used in determining awards based on achievement levels. Corporate goals are proposed by the CEO, reviewed and approved by the Committee, and also approved by the Board. The Committee considers and assigns a relative weight to each goal to appropriately focus efforts on corporate goals that are intended to enhance Shareholder value. The Company’s corporate goals under the 2020 MIP are summarized in the table below, including each goal’s (i) weight, (ii) threshold, target, and maximum levels of achievement, (iii) achievement level in 2020, and (iv) weighted attainment percentage based on 2020 performance:

Goal	Weight	Achievement Levels			Actual Achievement in 2020	Weighted Attainment Percentage in 2020
		Level	Goal	Percentage Achieved
Operating EPS Growth(1)	25%	Threshold	1%	50%	(1.5%)	0%
		Target	3%	100%
		Maximum	> 6%	200%
Operating Efficiency Ratio(2)	10%	Threshold	64%	50%	59.57%	15%
		Target	62%	100%
		Maximum	< 60%	150%
Retail Banking Objectives(3)	15%	Threshold	Achievement of 2 Objectives	50%	One Objective Attained	0%
		Target	Achievement of 3 Objectives	100%
		Maximum	Achievement of 4 Objectives	150%
Strategic Objectives(4)	10%	Threshold	Achievement of 3 Objectives	50%	4 Objectives Attained	10%
		Target	Achievement of 4 Objectives	100%
		Maximum	Achievement of 5 Objectives	150%
Commercial Banking Growth	15%	Threshold	Increase commercial loan balance by 3.0%, or increase commercial deposit and deposit sweep by 3.0%	50%	Both objectives achieved: Commercial loan balances increased 15.9% and commercial deposit and sweep balances increased 32.5%	22.5%
		Target	Achievement of one objective	100%
		Maximum	Achievement of both objectives	150%
Net Charge-Off Ratio(5)	10%	Threshold	0.35%	50%	0.07%	15%
		Target	0.25%	100%
		Maximum	< 0.15%	150%
Growth in Pre-Tax Operating Earnings of Financial Services Business(6)	15%	Threshold	2%	50%	11.78%	22.5%
		Target	4%	100%
		Maximum	> 8%	150%
Total Weighted Attainment Percentage						85.0%

(1)	Operating EPS Growth means the increase in 2020 operating earnings per share over 2019 operating earnings per share (expressed as a percentage).

(2)	Operating Efficiency Ratio as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Committee selected the same maximum, target and threshold achievement levels for the operating efficiency ratio for the 2019 and 2020 MIP, even though the Company’s operating efficiency ratio for 2019 was 59.6%, because operating at the selected maximum level of efficiency is a successful outcome and a stretch goal for the Company to achieve year-over-year. The Committee believes that lowering the maximum level to an amount less than 60% could encourage the named executives to make decisions that may not be in the long-term interests of the Shareholders.

(3)	Retail Banking Objectives for fiscal 2020 included (i) total Individual, Partnership, Corporation (“IPC”) deposit and deposit sweep growth of 2%, (ii) increase in mortgage and home equity balances of at least 2%, (iii) consumer installment growth of at least 2%, and (iv) year-over-year growth in banking-related non-interest income of at least 3%. The Committee considered the lower and negative population growth rates of the markets where we operate in setting appropriate achievement levels based on its determination of an appropriate target level goal. Actual achievement was as follows: (a) total IPC deposit and sweep growth goal was 20.1%, (b) increase in mortgage and home equity balance goal was 0.1%, (c) consumer installment growth goal was (10.7%), and (d) year-over-year growth in non-interest income goal was (5.1%).

(4)	Strategic Objectives for fiscal 2020 included five objectives related to implementation of certain technology initiatives for digital product offerings and branch-based technology, achievement of specified geographic expansion goals, and effective integration of the Steuben acquisition. Four out of the five objectives were attained.

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(5)	Net Charge-Off Ratio as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Committee set the maximum achievement level to less than 0.15% for 2020, a more stringent goal than the 2019 MIP objective of less than 0.20%.The Company’s actual net charge-off ratio for 2019 was 0.12%, but 0.15% was set as the 2020 goal because achieving net charge-offs of less than 0.15% was deemed by the Committee to be an appropriate measurement of a well-managed lending portfolio that appropriately balances business opportunities, including loan portfolio growth objectives and the underlying risks. The Committee does not believe that setting the maximum level at a lower amount would be an appropriate stretch goal for the named executives based on the historical credit-related performance of the Company’s loan portfolio and potential disincentive to meet loan portfolio growth objectives.

(6)	Growth in Pre-Tax Operating Earnings of Financial Services Business is measured as the year-over-year increase in pre-tax operating earnings of the Company’s Employee Benefits and All Other segments (expressed as a percentage).

The weighted attainment percentage for each corporate goal as shown in the table above is calculated by the following formula:

Weight	X	Percentage Achieved	=	Weighted Attainment Percentage

Performance is not interpolated for achievement between the threshold and target or target and maximum levels described above. The Compensation Committee did not exercise discretion with respect to fiscal 2020 payments and has not exercised such discretion in the last five years. The weighted attainment percentages for each corporate goal are summed to yield a total weighted attainment percentage, which was 85.0% for fiscal 2020 as shown in the table above. If the Company were to achieve target for all of the established goals, the weighted attainment percentage would be 100%. The maximum possible total weighted attainment percentage in fiscal 2020, if all corporate goals had been achieved at the “maximum” level, was 162.5%. Each named executive is eligible to receive a payout under the MIP equal to the following:

Total Weighted Attainment Percentage	X	Target Bonus	=	Payout

For the 2020 MIP payments, which were paid in 2021, the following table shows each named executive’s target bonus and actual bonus paid:

Name	2020 Base Salary	Total Weighted Attainment Percentage	2020 Target Bonus (as percentage of Base Salary)	2020 Actual Bonus (as percentage of Base Salary)	2020 Management Incentive Plan Payment(1)
Mark E. Tryniski	$844,600	85.0%	70%	59.5%	$502,537
Joseph E. Sutaris	$400,000	85.0%	50%	42.5%	$170,000
Joseph F. Serbun	$400,000	85.0%	50%	42.5%	$170,000
George J. Getman	$432,800	85.0%	40%	34.0%	$147,152
Joseph J. Lemchak	$290,250	85.0%	30%	25.5%	$74,014

(1)	These amounts are also reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, below.

Equity-Based and Other Long-Term Incentive Compensation

The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of executive compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals. Accordingly, in determining total compensation levels, the Compensation Committee includes annual grants of equity-based awards to the named executives and other key employees which are designed to accomplish long-term objectives of the Company’s compensation program.

The Committee uses a combination of “annual grants” that consist of restricted stock and stock options and triennial grants of performance-based equity. This portfolio approach helps achieve multiple objectives focused on (i) aligning value of grants with future performance (stock price and predefined performance goals), (ii) encouraging stock ownership, (iii) providing retention incentives for the Company’s top talent, and (iv) aligning executives with Shareholder interest. Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company.

The annual equity awards are awarded each year based on a combination of the Company’s performance and individual performance determined by the Compensation Committee with the target level of such awards tied to the named executive’s base salary and responsibilities.

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Prior to fiscal 2022, performance-based restricted stock was granted to the named executives every three years as part of a triennual performance grant, which was intended to represent 25 percent of each named executive’s target equity compensation on an annual basis (with the remaining 75 percent of annual target equity compensation granted half in the form of time vested stock options and half in the form of time vested restricted stock in each case vesting over a five-year period). The triennual grant cycle for the performance-based restricted stock reflected the Compensation Committee’s belief that the annual grants of options – which only have value if the price of our common stock appreciates in value after the grant date – are inherently performance-based, while being less sensitive to short-term market swings than performance-based restricted stock, which may vest or be forfeited (resulting in widely divergent outcomes for the named executives) depending on short-lived fluctuations in market prices. As a result of the triennual grant in fiscal 2019, our named executives’ annual equity awards appeared higher in fiscal 2019 than they will in fiscal 2020 and fiscal 2021, when no triennual performance-based restricted stock award will be granted, even though the fiscal 2019 triennual award was designed to cover all three years.

The Compensation Committee sets target award opportunities for equity grants that are designed to be competitive with our Peer Group and consistent with the named executive's position. The table below provides the annualized target opportunities for each of the named executives in 2020:

Name	2020 Base Salary	2020 Target Equity Grant (as percentage of Base Salary)
Mark E. Tryniski	$844,600	90%
Joseph E. Sutaris	$400,000	50%
Joseph F. Serbun(1)	$400,000	40%
George J. Getman	$432,800	55%
Joseph J. Lemchak	$290,250	30%

(1)	In March of 2020, in connection with Mr. Serbun’s promotion to CBO, his percentage of equity awards was increased from 40% to 50%.

All equity grants are awarded under the 2014 Incentive Plan.

As noted in the Executive Summary, commencing with fiscal 2022, as a result of discussions with our independent compensation consultant and Shareholders, the Company intends to grant performance-based equity awards on an annual basis, starting in fiscal 2022 (once the 2019 cycle completes) as determined by the Committee.

Please see the Summary Compensation Table and the Grants of Plan-Based Awards Table presented on pages 49 to 50 and the accompanying narrative disclosure for more information regarding the stock options and restricted stock received by each of the named executives in connection with the annual equity awards.

Three-Year Performance Equity Award (2019-2021). Prior to the anticipated shift in 2022 to an annual grant of performance-based equity awards, in March 2019, the Committee granted a long-term performance equity award to the named executives and senior management consisting of shares of performance restricted stock, the terms of which provide that between zero and 200% of the target award may be earned over the three-year performance period starting January 1, 2019 and ending December 31, 2021. The performance metric used to determine the level of achievement over the three-year performance period is based on the difference, measured in percentage points, between the Company’s total shareholder return (stock price and dividends) and a benchmark total return index. The Committee selected the KRX Index as the benchmark index because it was deemed to be an objective and industry relevant measure for the Company’s performance, reflecting the Company’s pay for performance structure.

The Committee determined the target performance levels based on appropriate stretch performance goals taking into consideration the benchmark index, performance period, and range of performance measure criteria tied to the payout opportunity. The performance restricted stock award includes a dividend equivalent right that will accrue, in the form of additional shares of common stock, but only paid if the performance restricted stock is earned and vested at the end of the performance period. After the end of the three-year performance period (December 31, 2021), the Compensation Committee will determine whether the achievement level is met, and at what level, under the performance measures for the long-term performance equity award.

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Retirement and Other Benefits

Pension Plan and 401(k) Plan Benefits. The Company provides retirement benefits through a combination of the tax-qualified Community Bank System, Inc. Pension Plan (the “Pension Plan”) and a 401(k) plan for most of its regular employees, including the named executives. The Pension Plan is more fully described under the section entitled “Retirement Plan Benefits” on page 53. The Pension Plan is available to all of the Company’s employees after one year of service. The 401(k) Employee Stock Ownership Plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code. The Company provided a matching contribution (in Company common stock) up to 4.5 percent of the contributing participant’s salary in 2020 subject to various limits imposed by the Internal Revenue Service (“IRS”).

Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations. The Company’s supplemental retirement agreements are described under the section entitled “Retirement Plan Benefits.”

The Company offers the named executives and certain other senior level executives the ability to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”). The named executives may elect to defer cash compensation into the Deferred Compensation Plan as described under the section entitled “Nonqualified Deferred Compensation Plan.” The Company does not make contributions to the Deferred Compensation Plan for participants in the plan.

Effective June 1, 2018, the Board adopted the Community Bank System, Inc. Restoration Plan (the “Restoration Plan”). The Restoration Plan is an unfunded, non-qualified deferred compensation plan which covers selected executives who are not covered by a supplemental retirement plan agreement, including Messrs. Sutaris, Serbun and Lemchak. Messrs. Tryniski and Getman are not covered by the Restoration Plan because they have separate supplemental retirement agreements. The Restoration Plan is designed to provide credits that cannot be provided to eligible executives under the Pension Plan and 401(k) Plan as a result of the Internal Revenue Code limit on annual compensation that may be taken into account under those plans. The compensation limit in effect in 2020 was $285,000. A participant’s benefit in the Restoration Plan is expressed as an individual (bookkeeping) account balance that is increased annually by an amount generally designed to equal the credit and contribution that cannot be provided to the participant under the tax-qualified plans as a result of the compensation limit. A participant’s account balance is credited with interest annually until distributed and will be paid to the participant following his or her separation from service subject to the terms of the Restoration Plan.

Other Benefits. Although other personal benefits are not a key element of the Company’s compensation program, the Company’s named executives, along with certain other senior level executives, are provided a limited number of benefits for the purpose of supporting those executives in their business functions. The Company provides the following benefits to the named executives, as quantified in the Summary Compensation Table:

•	local club memberships to enable executives to interact and foster business relationships with customers and the local business and community leaders. Memberships do not exceed $11,450 for each named executive;

•	a car allowance or use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company’s market from Northeastern Pennsylvania to the Canadian border and throughout Vermont and into Western Massachusetts; and

•	group term life insurance coverage in excess of limits generally available to employees.

Please see the Summary Compensation Table and accompanying narrative disclosures presented on pages 49 to 50 for more information on personal benefits the Company provides to the named executives.

Renewed Employment Agreements in 2021. In 2020, the Committee engaged Meridian to conduct a competitive review of compensation for senior executives which included an assessment of Mr. Tryniski’s compensation compared to the updated Peer Group developed by Meridian. The Committee also used this data to analyze Mr. Sutaris’ compensation in connection with the renewal of his employment agreement. Following a review of Meridian’s assessment, the Committee approved new employment agreements with Messrs. Tryniski and Sutaris as follows:

CEO. The Compensation Committee reviewed and approved the terms of a new three year employment agreement with Mr. Tryniski, which agreement became effective on January 1, 2021 and continues to December 31, 2023. This agreement replaces the employment agreement which expired on December 31, 2020. The terms of Mr. Tryniski’s new employment agreement are summarized on page 57.

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Mr. Tryniski’s base salary for 2021 is $861,492, which is a 2% increase from his 2020 base salary, and his cash bonus and equity compensation target level percentage remained the same as his 2020 target level percentages (70% for cash bonus and 90% for equity bonus). The executive’s compensation terms were determined following a review of the relevant peer market data prepared by Meridian which found that the CEO’s pay mix is aligned with the market.

CFO. The Compensation Committee reviewed and approved the terms of a new three year employment agreement with Mr. Sutaris, which agreement became effective on January 1, 2021 and continues to December 31, 2023. This agreement replaces the employment agreement which expired on December 31, 2020. The terms of Mr. Sutaris’ new employment agreement are summarized on page 57.

Mr. Sutaris’ base salary for 2021 is $408,000, which is a 2% increase from his 2020 base salary, and his equity compensation target level percentage was increased from the target bonus percentage of 50% to 60%. The executive’s compensation terms were determined following a review of the relevant peer market data prepared by Meridian which found that the CFO’s pay mix is slightly below median but is a reflection of the length of his tenure in the role as CFO (Mr. Sutaris was appointed as CFO in June 2018).

MISCELLANEOUS COMPENSATION PRACTICES

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million the tax deduction available to public companies for compensation paid to “covered employees,” which, for taxable years after December 31, 2017, includes a company’s chief executive officer, chief financial officer, the three other most highly compensated executive officers, and anyone who is (or was) a covered employee for any taxable year beginning after December 31, 2016. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, this limitation did not apply to compensation that was considered “qualified performance-based compensation” under the rules of Section 162(m); however, the Tax Cuts and Jobs Act eliminated that exception and, as a result, compensation paid to our covered employees in excess of $1 million per year will generally not be deductible. Because corporate objectives may not always be consistent with the requirements of tax deductibility, the Committee is prepared, when it deems it appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m). Thus, deductibility will be only one of many factors considered by the Committee in ascertaining appropriate levels or modes of compensation.

Compensation Recovery

In 2021, the Company approved revisions to update its clawback policy to expand the trigger events for recoupment of incentive-based compensation received by an executive. As revised, if a named executive or has (i) engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for a material restatement to the Company’s financial results, or (ii) engaged in international misconduct, fraud or knowingly violated any law, regulation or Company policy in connection with his or her employment that results in significant reputational or financial harm to the Company, then the Board will determine the impact of the restatement or the legal regulatory or compliance violation and will seek an appropriate recoupment of incentive-based compensation received by such executive. Any recoupment under the clawback policy will be in addition to any other disciplinary action the Board may determine, including the termination of employment.

Stock Ownership Guidelines

Our stock ownership guidelines for senior executives of the Company require (i) the CEO to own shares of Company common stock and share equivalents equal to at least four times his base salary, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to at least two times their base salary. These senior executive officers are required to retain shares received from stock option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements. As of March 15, 2021, a ll senior executive officers are in compliance with, or exceed, the requirements of the stock ownership guidelines established by the Board.

Policy Regarding Derivatives, Pledging and Hedging

The Company has adopted a policy that prohibits all of its Directors and employees, including the named executives, from engaging in short sale transactions, trading in derivative securities of the Company’s common stock, or engaging in the purchase or sale of any other financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s common stock. Named executives are prohibited from pledging shares on margin without the prior written consent of the Compliance Officer designated in the Insider Trading Policy.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Neil E. Fesette, Chair
Brian R. Ace
Mark J. Bolus
Raymond C. Pecor, III

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Executive Compensation Disclosure Tables

The following table summarizes the compensation of the named executives for the fiscal years end December 31, 2020, 2019, and 2018. The named executives are the Company’s CEO, CFO, and the three other most highly compensated executive officers ranked by their total compensation in the table below. The material terms of the employment agreements with the named executives are set forth under the section entitled “Employment Agreements.” In the table below, the “Adjusted SEC Total” is a column that is not required by the SEC’s requirements; however, the Compensation Committee believes it is a more accurate depiction of the compensation decisions that it has made for the applicable years, as more fully described in footnote 6 to the table.

SUMMARY COMPENSATION TABLE for Fiscal Years End December 31, 2020, 2019 and 2018
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	SEC Total ($)	Adjusted SEC Total (6)
Mark E. Tryniski President, Chief Executive Officer and Director	2020	$844,600	$285,053	$285,053	$502,537	$3,232,612	$36,936	$5,186,791	$1,954,179
	2019	$824,000	$850,282	$279,872	$721,000	$2,448,071	$36,802	$5,160,027	$2,711,956
	2018	$800,000	$283,011	$284,605	$700,000	$860,518	$34,657	$2,962,791	$2,102,273
Joseph E. Sutaris, Executive Vice President and Chief Financial Officer	2020	$400,000	$74,981	$74,999	$170,000	$100,510	$27,019	$847,509	$746,999
	2019	$386,250	$221,416	$72,882	$241,406	$122,170	$27,793	$1,071,917	$949,747
	2018	$299,769	$20,858	$20,953	$234,375	$7,955	$27,017	$610,927	$602,972
Joseph F. Serbun Executive Vice President and Chief Banking Officer	2020	$400,000	$54,015	$53,996	$185,000	$72,240	$44,229	$794,480	$737,240
	2019	$334,750	$153,503	$50,537	$167,375	$68,507	$37,011	$811,683	$743,176
	2018	$320,385	$37,131	$37,350	$162,500	$83,048	$32,927	$673,341	$590,293
George J. Getman Executive Vice President and General Counsel	2020	$432,800	$89,286	$89,269	$147,152	$794,359	$29,217	$1,582,083	$787,724
	2019	$422,300	$266,305	$87,650	$211,150	$273,406	$26,782	$1,287,593	$1,014,187
	2018	$410,000	$88,633	$89,134	$205,000	$61,754	$27,405	$881,926	$820,172
Joseph J. Lemchak Senior Vice President Chief Investment Officer	2020	$290,250	$32,636	$32,656	$74,014	$90,654	$15,570	$535,780	$445,126

(1)	The amounts in this column reflect the grant date fair value of restricted stock awards issued pursuant to the Company’s 2014 Incentive Plan computed in accordance with FASB ASC Topic 718. Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. Included in the 2019 award is a performance restricted stock award granted pursuant to the 2014 Incentive Plan. This long-term equity award will vest based upon the achievement of objective performance metrics measuring the Company’s total shareholder return against the KBW Regional Banking Index (KRX) over the three-year measurement period of 2019-2021 as set forth on page 45. Depending on the achievement level of the three year performance goals, the named executives may receive the maximum, target, or no shares from this award.

(2)	The amounts in this column reflect the grant date fair value of stock option awards in the applicable year pursuant to the 2014 Incentive Plan, computed in accordance with FASB ASC Topic 718. These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options. Assumptions used in the calculation of these amounts are included in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K which was filed with the SEC on March 1, 2021.

(3)	For all named executives, the amounts shown in this column reflect amounts earned under the Company’s Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees. Cash payments are typically paid in the subsequent year. The awards for the 2020, 2019, and 2018 plan year (paid in 2021, 2020 and 2019) were approximately 85%, 125%, and 125%, respectively, of the target amount, subject to adjustment for individual performance.

(4)	The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Company’s Pension Plan, the Company’s Restoration Plan and the named executive’s individual supplemental executive retirement agreements (collectively, the “Company Retirement Plans”). There were no changes in the terms of the Company Retirement Plans or level of benefits provided to the named executives under the Company Retirement Plans in 2020. The change in Pension value reported for 2020 is generally larger than those reported in prior years, mainly due to a lower discount rate and change in the actuarial equivalence factor. Other contributing factors are increase in pay, age and years of service. No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan for Executives (the “Executive Deferred Comp Plan”), and all amounts in the Executive Deferred Comp Plan are funded solely from the executive’s elective deferral of their compensation and the Company makes no contributions other than to the Company’s Pension and Restoration Plans.

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(5)	The amounts in this column include: (a) the reportable value of the personal use of Company-owned vehicles or allowances amounting to $10,690 for Mr. Tryniski, $13,200 for Mr. Sutaris, $18,149 for Mr. Serbun, and $11,424 for Mr. Getman; (b) the value of group term life and long term disability insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Sutaris, Serbun, Getman, and Lemchak received $1,980, $994, $1,980, $1,980 and $2,745, in 2020, respectively; (c) the Company’s contributions to the 401(k) Plan, a defined contribution plan, amounting to $12,825 for Mr. Tryniski, Mr. Sutaris, Mr. Getman, Mr. Serbun and Mr. Lemchak; and (d) the Company’s payment for country and/or social club memberships amounting to $11,441 for Mr. Tryniski, $11,275 for Mr. Serbun, $2,988 for Mr. Getman. The Company does not maintain any “split-dollar” arrangements for the named executives.

(6)	We are providing this supplemental column entitled “Adjusted SEC Total” to show how the Compensation Committee views the named executives’ annual compensation. This column adjusts the amounts reported in the SEC Total column by subtracting the change in pension value under the Company’s Retirement Plans reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column to show how year-over-year changes in pension value impact total compensation. The amounts reported in this column differ substantially from, and are not a substitute for, the amounts reported in the SEC Total column.

The following Grants of Plan-Based Awards Table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2020. All equity awards are made under the terms of the 2014 Incentive Plan and the non-equity awards are made under the terms of the Company’s Management Incentive Plan. The Management Incentive Plan awards were subject to the satisfaction of 2020 performance objectives and were paid in 2021.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of	All other option awards: Number of securities	Exercise or base price	Grant date fair value of stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	stock or units (#)	underlying options (#)	of options awards	and option awards
Mark E. Tryniski		$29,561	$591,220	$960,732
	3/17/20					26,248(2)	$51.64	$285,053
	3/17/20				5,520(3)			$285,053
Joseph E. Sutaris		$10,000	$200,000	$325,000
	3/17/20					6,906(2)	$51.64	$74,999
	3/17/20				1,452(3)			$74,981
Joseph F. Serbun		$10,000	$200,000	$325,000
	3/17/20					4,972(2)	$51.64	$53,996
	3/17/20				1,046(3)			$54,015
George J. Getman		$8,656	$173,120	$281,320
	3/17/20					8,220(2)	$51.64	$89,269
	3/17/20				1,729(3)			$89,286
Joseph J. Lemchak		$4,354	$87,075	$141,497
	3/17/20					3,007(2)	$51.64	$32,656
	3/17/20				632(3)			$32,636

(1)	The amounts in this column represent target awards under the Management Incentive Plan, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made. The actual awards for the 2020 plan year (paid in 2021) were approximately 85% of the target amount set forth in this table due to the performance levels achieved for 2020 being below target by 15%. The Management Incentive Plan awards could be increased for above targeted performance and reduced for less than targeted performance based upon the corporate goals described under the section entitled “Annual Incentive Payments under the Management Incentive Plan” and personal performance. The Management Incentive Plan awards earned by the named executives in 2020 and paid in 2021 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” These amounts were determined based upon the satisfaction of the 2020 Management Incentive Plan performance objectives.

(2)	The stock options are granted pursuant to the 2014 Incentive Plan. The options are subject to time vesting requirements. The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on March 17, 2021, 2022, 2023, 2024 and 2025. Upon the named executive’s termination, the named executive generally has three months to exercise any vested options. Except for employees retiring in good standing, all unvested options at the date of termination are forfeited. For employees who retire in good standing, all unvested options will become vested as of the retirement date. Such retirees may exercise the options before the expiration date.

(3)	The shares of restricted stock are granted pursuant to the 2014 Incentive Plan. The restricted stock vests ratably over five years and are subject to forfeiture upon termination of employment for any reason, except for employees retiring in good standing. In such case, all unvested restricted stock will become vested as of the retirement date. During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends. Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

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The following table summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Option Awards (1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)(5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Mark E. Tryniski	26,761 18,026 23,090 0 8,470 10,107 3,953	0 0 5,773 26,248 12,706 6,738 15,812	$35.36 $37.77 $38.02 $51.64 $55.92 $57.12 $59.41	3/18/2025 3/19/2024 3/16/2026 3/17/2030 3/20/2028 3/15/2027 3/20/2029	15,068	$938,887	19,081	$1,188,937
Joseph E. Sutaris	3,026 2,388 1,796 1,545 0 623 901 1,029	0 0 0 516 6,906 936 602 4,118	$29.79 $35.36 $37.77 $38.02 $51.64 $55.92 $57.12 $59.41	3/19/2023 3/18/2025 3/19/2024 3/16/2026 3/17/2030 3/20/2028 3/15/2027 3/20/2029	2,911	$181,384	4,969	$309,618
Joseph F. Serbun	3,053 2,935 3,223 0 1,111 1,414 713	0 0 806 4,972 1,668 943 2,856	$35.36 $37.77 $38.02 $51.64 $55.92 $57.12 $59.41	3/18/2025 3/19/2024 3/16/2026 3/17/2030 3/20/2028 3/15/2027 3/20/2029	2,512	$156,523	3,445	$214,658
George J. Getman	9,327 10,151 7,097 8,758 0 2,652 3,833 1,238	0 0 0 2,190 8,220 3,980 2,556 4,952	$29.79 $35.36 $37.77 $38.02 $51.64 $55.92 $57.12 $59.41	3/19/2023 3/18/2025 3/19/2024 3/16/2026 3/17/2030 3/20/2028 3/15/2027 3/20/2029	4,898	$305,194	5,976	$372,365
Joseph J. Lemchak	0 0 0 0 0	793 3,007 1,456 925 1,812	$38.02 $51.64 $55.92 $57.12 $59.41	3/16/2026 3/17/2030 3/20/2028 3/15/2027 3/20/2029	1,789	$111,473	2,186	$136,210

(1)	Stock options and restricted stock are not transferable.

(2)	Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period. For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for options expiring on January 1, 2020, the final portion of the award vested on January 1, 2015).

(3)	Employee restricted stock generally vests in five equal installments over a five year period on either January 1 or March 1 of each year. The restricted stock reflected in this column was granted on March 16, 2016, March 15, 2017, March 20, 2018, March 20, 2019, and March 17, 2020.

(4)	Based on the closing market value of the Company’s common stock on December 31, 2020 of $62.31 per share, as reported on the NYSE for the last trading day of the year.

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(5)	These shares are performance-based restricted stock granted to the named executives in March 2019. The amount shown represents the maximum amount of shares that may be issued to the named executives upon achievement of the maximum performance criteria set forth on page 45. The actual amount of restricted shares that may vest depends upon the satisfaction of the performance criteria which will be determined following the completion of the end of the three-year performance period ending on December 31, 2021. The market value of this award was based on the closing market value of the Company’s common stock on December 31, 2020 of $62.31 per share, as reported on the NYSE for the last trading day of the year.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2020.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark E. Tryniski	0	$0	5,066	$308,063
Joseph E. Sutaris	0	$0	596	$36,243
Joseph F. Serbun	0	$0	707	$42,993
George J. Getman	8,489	$244,313	1,788	$108,728
Joseph J. Lemchak	2,802	$132,127	621	$37,763

(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.

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RETIREMENT PLAN BENEFITS

The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements. Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	18	$3,308,619	$0
	Supplemental Executive Retirement Agreement	18	$8,492,061	$0
Joseph E. Sutaris	Community Bank System, Inc. Pension Plan	10	$899,485	$0
	Community Bank System, Inc. Restoration Plan	10	$0	$0
Joseph F. Serbun	Community Bank System, Inc. Pension Plan	13	$408,819	$0
	Community Bank System, Inc. Restoration Plan	13	$2,175	$0
George J. Getman	Community Bank System, Inc. Pension Plan	13	$1,629,036	$0
	Supplemental Executive Retirement Agreement	13	$965,526	$0
Joseph J. Lemchak	Community Bank System, Inc. Pension Plan	31	$1,255,193	$0
	Community Bank System, Inc. Restoration Plan	31	$0	$0

Pension Plan

The named executives participate in the Company’s Pension Plan, as do the other salaried employees. The Pension Plan is a tax-qualified defined benefit pension plan with the participants’ benefits calculated under a cash balance formula rather than a traditional defined benefits formula.

Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance. Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year. Service credits accrue at a rate between 5% and 6.10%, based on the participant’s age and date of participation. Effective March 1, 2010, cash balance plan participants accrue their pension benefits under a plan design called WRAP (“Worker Retirement Accumulation Plan”). Under this amended plan design, service credits are earned as described above under the pre-amendment plan formula. Interest credits are no longer contributed to the cash balance plan but instead are contributed to each participants’ account in the Company’s 401(k) Plan. Interest rates are determined each year and are not less than the yield on the 30-year Treasury Notes as of November of the prior year, nor more than 6%. Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.

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Supplemental Retirement Agreements. In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations. Messrs. Tryniski and Getman have entered into SERP agreements providing such post-retirement benefits.

Mark E. Tryniski. Under Mr. Tryniski’s SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of (i) 3% (and 3.75% for years of service earned after 2017) times (ii) Mr. Tryniski’s years of service with the Company, times (iii) his final five-year average compensation. The benefit payable under this formula is capped at 60% of Mr. Tryniski’s final five-year average compensation and is then reduced by the amount of other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company’s 401(k) Plan. Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows separation from service with the Company. Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of an actuarially equivalent joint and 100% survivor annuity.

George J. Getman. Under the terms of Mr. Getman’s SERP Agreement, the Company has agreed to provide Mr. Getman with an annual retirement benefit equal to the product of (i) 2.0%, times (ii) Mr. Getman’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation. The benefit payable under this formula is reduced by the amount of other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company’s 401(k) Plan. Mr. Getman’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company. Unless Mr. Getman elects payment in another equivalent life annuity form, the benefit is payable in the form of an actuarially equivalent joint and 100% survivor annuity.

Restoration Plan. Effective June 1, 2018, the Company began to provide certain select executives, including Messrs. Sutaris, Serbun and Lemchak, with benefits under the Restoration Plan. The Restoration Plan is an unfunded, non-qualified deferred compensation plan designed to provide benefits and contributions that cannot be provided to eligible executives under the Company’s Pension Plan and 401(k) Plan as a result of the Internal Revenue Code limit on annual compensation that may be taken into account under those plans for benefit and contribution purposes. For 2019, the compensation limit in effect under the Internal Revenue Code was $285,000. A participant’s benefit in the Restoration Plan will be expressed as an individual (bookkeeping) account balance that will be increased annually by an amount generally designed to equal the credit and contribution that cannot be provided to the participant under the tax-qualified plans as a result of the compensation limit. A participant’s account balance will be credited with interest annually until distributed and will be paid to the participant following his or her separation from service subject to the terms of the Restoration Plan. Messrs. Tryniski and Getman have separate supplemental retirement agreements and, therefore, are not entitled to any benefits under the Restoration Plan.

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Nonqualified Deferred Compensation Plan

The following table shows the executive contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Executive Employees of the Company. The Company does not make any contributions to the Plan on behalf of the named executives.

NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$65,478	$0	$547,287
Joseph E. Sutaris	Community Bank System, Inc. Deferred Compensation Plan	$245,319	$0	$72,349	$406,538	$20,694
Joseph F. Serbun	Community Bank System, Inc. Deferred Compensation Plan	$39,154	$0	$9	$36,085	$3,078
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$155,444	$316,077	$21,752
Joseph J. Lemchak	Community Bank System, Inc. Deferred Compensation Plan	$75,099	$0	$845	$152,255	$4,469

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table.

(2)	Amounts in this column reflect transfers to the Supplemental Account Balances in the Company’s Pension Plan from an individual participant’s voluntary contributions to the Deferred Compensation Plan. The account balances in the table have been reduced by the amount transferred. The earnings credited in the Deferred Compensation Plan are based on the account balance prior to the transfers.

Potential Payment on Termination or Change in Control

The Company has entered into employment agreements that provide severance benefits to certain named executives. Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control. The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements under the section entitled “Employment Agreements.” Payments under the employment agreement may be made in a lump sum or in installments. In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.

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The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2020 termination date.

Name	Expected Post- Termination Payments ($)	Incremental pension benefit (present value) ($)(1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration of Equity Awards ($)(2)	Total Termination Benefits ($)(3)
Mark E. Tryniski
• Death	$211,150	$0	$0	$2,737,748	$2,948,898
• Disability	$422,300	$0	$0	$2,737,748	$3,160,048
• Involuntary termination without cause	$3,131,200	$0	$0	$2,737,748	$5,868,948
• Involuntary or good reason termination after CIC	$4,696,800	$383,959	$34,538	$2,737,748	$7,853,045
Joseph E. Sutaris
• Death	$100,000	$0	$0	$605,462	$705,462
• Disability	$200,000	$0	$0	$605,462	$805,462
• Involuntary termination without cause	$1,122,461	$0	$0	$605,462	$1,727,923
• Involuntary or good reason termination after CIC	$1,924,218	$56,197	$41,175	$605,462	$2,627,052
Joseph F. Serbun
• Death	$100,000	$0	$0	$473,313	$573,313
• Disability	$200,000	$0	$0	$473,313	$673,313
• Involuntary termination without cause	$992,906	$0	$0	$473,313	$1,466,219
• Involuntary or good reason termination after CIC	$1,702,125	$61,383	$44,914	$473,313	$2,281,735
George J. Getman
• Death	$108,200	$0	$0	$880,169	$988,369
• Disability	$216,400	$0	$0	$880,169	$1,096,569
• Involuntary termination without cause	$1,401,770	$0	$0	$880,169	$2,281,939
• Involuntary or good reason termination after CIC	$1,931,850	$143,009	$46,384	$880,169	$3,001,412
Joseph J. Lemchak
• Death	$72,563	$0	$0	$321,552	$394,115
• Disability	$145,125	$0	$0	$321,552	$466,677
• Involuntary Termination without cause	$396,469	$0	$0	$321,552	$718,021
• Involuntary or good reason termination after CIC	$792,938	$85,462	$23,854	$321,552	$1,223,806

(1)	The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s Pension Plan. There would be no additional benefits accrued under the individual supplemental executive retirement agreements.

(2)	The amounts set forth in this column reflect the value (based on the closing market price of the Company’s common stock on December 31, 2020 of $62.31 per share) of any unvested shares of restricted stock that would become vested upon termination and the intrinsic value of unvested stock options based on the closing market price of the Company’s common stock on December 31, 2020 of $62.31 per share that would become vested upon termination.

(3)	The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.

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Employment Agreements

The Company has entered into employment agreements with the named executives as set forth and summarized below. The employment agreements provide for payments, as set forth in the chart above, upon termination in certain situations as further described below:

Mark E. Tryniski. The Company has an employment agreement with Mr. Tryniski that provides for his employment as the President and CEO of the Company and the Bank during the period from January 1, 2021 to December 31, 2023. The agreement provides for severance pay in the event of a termination by the Company (for reasons other than cause, death, or disability), or termination by Mr. Tryniski for good reason, equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Tryniski through the unexpired term of his employment agreement. In addition, all of Mr. Tryniski’s unvested stock options would vest and all restrictions on his restricted stock would be waived. Mr. Tryniski is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment (unless such termination is by the Company without cause or by Mr. Tryniski for good reason) or to solicit customers or employees of the Company or the Bank for two years following termination of employment.

Upon Mr. Tryniski’s termination of employment because of death or disability, all of his unvested stock options would vest and all restrictions on his restricted stock would be waived. In the case of death, Mr. Tryniski’s estate would be entitled to continued payment of Mr. Tryniski’s base salary for 90 days.

Change in Control Provision. If Mr. Tryniski’s employment is terminated by the Company for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period for good reason, the Company will pay him an amount equal to three times the sum of his then current base salary plus all amounts payable to him under the Management Incentive Plan during the 12 months immediately preceding the change in control, will provide fringe benefits for a 36 month period, will waive all restrictions on any restricted stock previously granted to him and his stock options will become fully exercisable.

Joseph E. Sutaris. The Company has an employment agreement with Mr. Sutaris that provides for his employment as the Executive Vice President and Chief Financial Officer of the Company and the Bank during the period from January 1, 2021 to December 31, 2023. The agreement provides for severance pay in the event of a termination by the Company (for reasons other than cause, death, or disability), or termination by Mr. Sutaris for good reason, equal to the greater of (i) 175% of the sum of Mr. Sutaris’ annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Sutaris through the unexpired term of his employment agreement. In addition, all of Mr. Sutaris’ unvested stock options would vest and all restrictions on his restricted stock would be waived. Mr. Sutaris is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment (unless such termination is by the Company without cause or by Mr. Sutaris for good reason) or to solicit customers or employees of the Company or Bank for two years following termination of employment.

Upon Mr. Sutaris’ termination of employment because of death or disability, all of his unvested stock options would vest and all restrictions on his restricted stock would be waived. In the case of death, Mr. Sutaris’ estate would be entitled to continued payment of Mr. Sutaris’ base salary for 90 days.

Change in Control Provision. If Mr. Sutaris’ employment is terminated by the Company for reasons other than cause, death, or disability within two years following a change in control or if Mr. Sutaris voluntarily resigns during this period for good reason, the Company will pay him an amount equal to three times the sum of his then current base salary plus all amounts payable to him under the Management Incentive Plan during the 12 months immediately preceding the change in control, will provide fringe benefits for a 36 month period, will waive all restrictions on any restricted stock previously granted to him and his stock options will become fully exercisable.

Joseph F. Serbun. The Company has an employment agreement, as amended on March 13, 2020, with Mr. Serbun that provides for his continued employment from January 1, 2019 to December 31, 2021. The employment agreement provides for severance pay, in the event of a termination by the Company (for reasons other than cause, death, or disability), or termination by Mr. Serbun for good reason, equal to the greater of (i) 175 percent of the sum of Mr. Serbun’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Serbun through the unexpired term of his employment. In addition, all of Mr. Serbun’s unvested stock options would vest and all restrictions on his restricted stock would be waived. Mr. Serbun is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment (unless such termination is by the Company without cause or by Mr. Serbun for good reason) or to solicit customers or employees of the Company or the Bank for two years following termination of employment.

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Upon Mr. Serbun’s termination of employment because of death or disability, all of his unvested stock options would vest and all restrictions on his restricted stock would be waived. In the case of death, Mr. Serbun’s estate would be entitled to continued payment of Mr. Serbun’s base salary for 90 days.

Change in Control Provision. If Mr. Serbun’s employment is terminated by the Company for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Serbun voluntarily resigns during this period for good reason, the Company will pay him an amount equal to three times the sum of his then current base salary plus all amounts payable to him under the Management Incentive Plan during the 12 months immediately preceding the change in control, will provide fringe benefits for a 30 month period, will waive all restrictions on any restricted stock previously granted to him and his stock options will become fully exercisable.

In connection with his appointment as Chief Banking Officer on March 16, 2020, Mr. Serbun entered into an amendment to his employment agreement with the Company and the Bank, the terms of which are described in the Current Report on Form 8-K filed with the SEC on March 19, 2020.

George J. Getman. The Company has an employment agreement with Mr. Getman that provides for his continued employment from January 1, 2020 to December 31, 2022. The employment agreement provides for severance pay, in the event of a termination by the Company (for reasons other than cause, death, or disability), or termination by Mr. Getman for good reason, equal to the greater of (i) 175 percent of the sum of Mr. Getman’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Getman through the unexpired term of his employment. In addition, all of Mr. Getman’s unvested stock options would vest and all restrictions on his restricted stock would be waived. Mr. Getman is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment (unless such termination is by the Company without cause or by Mr. Getman for good reason) or to solicit customers or employees of the Company or Bank for two years following termination of employment.

Upon Mr. Getman’s termination of employment because of death or disability, all of his unvested stock options would vest and all restrictions on his restricted stock would be waived. In the case of death, Mr. Getman’s estate would be entitled to continued payment of Mr. Getman’s base salary for 90 days.

Change in Control Provision. If Mr. Getman’s employment is terminated by the Company for reasons other than cause, death, or disability within two years following a change in control or if Mr. Getman voluntarily resigns during this period for good reason, the Company will pay him an amount equal to three times the sum of his then current base salary plus all amounts payable to him under the Management Incentive Plan during the 12 months immediately preceding the change in control, will provide fringe benefits for a 36 month period, will waive all restrictions on any restricted stock previously granted to him and his stock options will become fully exercisable.

Joseph J. Lemchak. The Company has an employment agreement with Mr. Lemchak that provides for his employment as the Senior Vice President and Chief Investment Officer of the Company and the Bank during the period from January 1, 2021 to December 31, 2023. The agreement provides for severance pay in the event of a termination by the Company (for reasons other than cause, death, or disability), or termination by Mr. Lemchak for good reason, equal to the greater of (i) 100% of the sum of Mr. Lemchak’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Lemchak through the unexpired term of his employment agreement. In addition, all of Mr. Lemchak’s unvested stock options would vest and all restrictions on his restricted stock would be waived. Mr. Lemchak is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment (unless such termination is by the Company without cause or by Mr. Lemchak for good reason) or to solicit customers or employees of the Company or Bank for two years following termination of employment.

Upon Mr. Lemchak’s termination of employment because of death or disability, all of his unvested stock options would vest and all restrictions on his restricted stock would be waived. In the case of death, Mr. Sutaris’ estate would be entitled to continued payment of Mr. Lemchak’s base salary for 90 days.

Change in Control Provision. If Mr. Lemchak’s employment is terminated by the Company for reasons other than cause, death, or disability within two years following a change in control or if Mr. Lemchak voluntarily resigns during this period for good reason, the Company will pay him an amount equal to two times the sum of his then current base salary plus all amounts payable to him under the Management Incentive Plan during the 12 months immediately preceding the change in control, will provide fringe benefits for a 24 month period, will waive all restrictions on any restricted stock previously granted to him and his stock options will become fully exercisable.

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Pay Ratio

As required by the Dodd-Frank Act, the Company is providing the following information about the relationship of the annual total compensation of its median employee and the annual total compensation of Mr. Tryniski, the Company’s President and CEO. For 2020, the annual total compensation of the median employee of the Company (other than the CEO) was $38,189 and the annual total compensation of the CEO, as reported in the Summary Compensation Table on page 49, was $5,186,791. Based on this information, the ratio of the annual total compensation of the CEO to the annual total compensation of the Company’s median employee for 2020 was 136 to 1. Using the Adjusted SEC Total set forth in the Summary Compensation Table for the CEO’s total annual compensation, the ratio of the CEO’s annual total compensation to the annual total compensation of the Company’s median employee for 2020 was 51 to 1.

To determine the median employee, the Company considered all employees of the Company on December 31, 2020, the determination date. The Company determined the median employee by: (i) collecting the 2020 base salary information contained in its payroll records (base salary of employees hired during the year was annualized) for each such employee, (ii) ranking such base salary of all such employees except for the CEO from lowest to highest, and identifying the employee with the median base salary and (iii) confirming that the median employee’s compensation did not contain any anomalous characteristics which would have a significant impact on the pay ratio. It is important to note that the pay ratio is a number the Company is required to calculate and disclose pursuant to SEC regulations, but it is not a number it uses to determine compensation for any of its employees. The Company cautions Shareholders from using the ratio as a comparison among different companies because the methodology used to determine the median employee by companies may differ and the results will vary based on each company’s industry, geographic location of its workforce, size, and compensation structure.

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PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking a non-binding advisory vote from the Shareholders to approve the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules. The compensation of the Company’s named executives is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and narrative disclosure contained on pages 35 to 47 of this Proxy Statement. As discussed in those sections, the Board believes that the Company’s pay for performance philosophy and programs provide a strong link between executive compensation and the Company’s short and long-term performance and creation of shareholder value.

For the year ended December 31, 2020, the Company produced very favorable operating results, including net income of $164.7 million. Improved net interest income, disciplined management of operating expenses, and solid and favorable asset quality contributed to these strong results in 2020, as noted in the Proxy Summary and the “Compensation Discussion and Analysis” section beginning on page 35. The Company has consistently returned significant value to its Shareholders. Its total annualized shareholder returns as compared to bank-specific and our peer group indices over multiple periods are set forth below:

Total Annualized Shareholder Returns(1)(2)
	1 Year	3 Years	5 Years	10 Years
Community Bank System	(9.6%)	7.7%	12.1%	11.8%
S&P 600 Commercial Bank Index	(12.0%)	(1.5%)	6.2%	10.0%
KBW Regional Bank Index	(8.7%)	(2.3%)	5.7%	8.5%
Peer Group Average(3)	(17.2%)	(4.7%)	4.0%	7.7%

(1)	Annual equivalent through December 31, 2020, including reinvestment of dividends

(2)	Source: Bloomberg, L.P.

(3)	See page 41 for Peer Group information.

Other 2020 milestones include the increase in the Company’s quarterly cash dividend to Shareholders by 2.4%, to $0.42 per share, marking the 28th consecutive year of annual increases, and for the past 12 years, the Bank has been ranked among 12 top-performing U.S. banks by Forbes Magazine based upon its review of financial performance in a study analyzing key metrics related to growth, asset quality, capital adequacy and profitability for the nation’s 100 largest publicly-traded banks and thrifts.

The Company’s Compensation Committee considered the Company’s overall levels of achievement of performance objectives identified in the Compensation Discussion and Analysis, including the performance factors noted above, and approved 2020 compensation decisions reflective of the Company’s strong operating performance in fiscal 2020.

The Company is asking the Shareholders to indicate their support for its executive pay program and policies as described in this Proxy Statement. This Proposal, commonly known as a “Say-on-Pay” proposal, gives you as a Shareholder the opportunity to endorse or not endorse the Company’s executive pay program and policies through a non-binding advisory vote on the following resolution:

Resolved, that the Shareholders approve, on an advisory basis, the compensation of the Company’s named executives, as described in the Compensation Discussion and Analysis, the compensation tables and the other related tables and narrative disclosures contained in this Proxy Statement.

The vote on this Proposal is advisory and non-binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Last year, at the Annual Meeting of Shareholders held in May 2020, the Shareholders approved the Say-on-Pay proposal with approximately 82% of the votes cast voting in favor of the Company’s executive compensation programs.

Vote Required

A majority of the votes present in person or represented by proxy at the Meeting is required to approve this Proposal No. 2. Abstentions will have the same effect as votes against the Proposal. Broker non-votes will have no effect on the vote for this Proposal. If no voting instructions are given, the proxy will be voted in favor of this Proposal No. 2.

Board Recommendation

The Board unanimously recommends a vote “FOR” this Proposal No. 2 to approve, on an advisory basis, the named executives’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information contained in this Proxy Statement.

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AUDIT COMMITTEE REPORT

In accordance with its Charter, the Audit and Compliance Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank. A copy of the Committee Charter is available at the Company’s website at https://ir.communitybanksystem.com/corporate-overview/documents/default.aspx and in print to any Shareholder or interested party who requests it. The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and overseeing the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2020, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.

The Audit and Compliance Committee is currently comprised of four directors, each of whom the Board has determined to be independent as defined by the Sarbanes-Oxley Act and the NYSE Rules. Each member of the Committee is financially literate and meets the NYSE standard of having “accounting or related financial management expertise.” In addition, the Board has determined that each member of the Committee is qualified as an “audit committee financial expert” as defined by the SEC Rules.

In discharging its oversight responsibilities, the Committee has reviewed and discussed the Company’s 2020 audited consolidated financial statements with management of the Company and its independent registered public accounting firm and has discussed with its independent registered public accounting firm all matters required to be discussed by the applicable requirements of PCAOB and the SEC. The Committee regularly holds separate executive sessions at its meetings with the Company’s independent registered public accounting firm, the chief risk officer, and the director of internal audit.

The Committee has also received the written disclosures from PricewaterhouseCoopers LLP as required by applicable requirements of the PCAOB and has discussed with PricewaterhouseCoopers LLP its independence. In concluding that PricewaterhouseCoopers LLP is independent, the Committee considered, among other factors, the non-audit services provided by PricewaterhouseCoopers LLP as described in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.” The Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

John F. Whipple, Jr., Chair
Kerrie D. MacPherson
Susan E. Skerritt
Eric E. Stickels

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PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee engaged the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2020. PricewaterhouseCoopers LLP performed the 2020 integrated audit of the consolidated financial statements and internal controls over financial reporting of the Company and its subsidiaries, and advised the Company in connection with various other matters as described below in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”

Following a review and assessment of the auditor’s performance, independence, fees and other factors, the Audit and Compliance Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1984. In reviewing the auditor’s performance, the Committee reviews and discusses the auditor’s most recent PCAOB inspection report and its system of quality control. The Committee also reviews and discusses proposed staffing levels and the selection of the lead engagement partner from the independent registered public accounting firm.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee in its discretion may appoint a different firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.

Vote Required

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Board Recommendation

The Board recommends that Shareholders vote “FOR” this Proposal No. 3 to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board will be voted in favor of Proposal No. 3 unless Shareholders specify otherwise.

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FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2020 and 2019.

	2020	2019
Audit Fees(1)	$1,311,805	$1,227,268
Audit Related Fees(2)	46,000	69,100
Tax Fees(3)	218,000	63,750
All Other Fees(4)	2,916	4,860

(1)	Includes fees incurred in connection with the audits of Community Bank System, Inc. and its subsidiaries Northeast Retirement Services, LLC and Global Trust Company, Inc. as well as $215,000 in 2020 related to the acquisition of Steuben Trust Corporation and the CARES Act. Included in 2019 was $301,500 related to the adoption of leasing and current expected credit loss guidance and the acquisition of Kinderhook Bank Corp.

(2)	Includes fees related to the Uniform Single Attestation Program for Mortgage Bankers, compliance with the requirements of the Consolidated Audit Guide for Audits of HUD Programs and the filing of a Form S-4 registration statement.

(3)	Includes tax preparation and compliance fees of $183,000 and $45,000 for 2020 and 2019, respectively and fees incurred in connection with tax consultation related to acquisitions, state tax planning, tax reform and other matters of $35,000 and $18,750 for 2020 and 2019, respectively.

(4)	Includes a license fee to Disclosure Checklist in 2020 and 2019, a product of PwC Product Sales, LLC, a subsidiary of PricewaterhouseCoopers LLP and a subscription fee to Viewpoint in 2020 and Inform in 2019, a PricewaterhouseCoopers LLP trademarked product.

Pursuant to the Audit and Compliance Committee Charter, the Company is required to obtain pre-approval by the Audit and Compliance Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law. In accordance with this pre-approval policy, the Audit and Compliance Committee pre-approved all audit and non-audit services for fiscal 2019 and fiscal 2020.

In addition to the services described above, PricewaterhouseCoopers LLP provides audit, non-audit and tax compliance services to certain collective investment trusts for which Global Trust Company, Inc. (a wholly owned subsidiary of the Company) is the Trustee. The collective investment trusts are not part of the Company’s consolidated financial statements. All of the fees for such services are paid by the collective investment trusts (not by Global Trust Company, Inc.) and are not included in the table above. Global Trust Company, Inc. was acquired by the Company on February 3, 2017. PricewaterhouseCoopers LLP directly billed the collective investment trusts a total of $3.8 million and $3.5 million, for these professional services rendered for the fiscal years ended December 31, 2020 and 2019, respectively.

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OTHER MATTERS

Electronic Delivery of Future Proxy Materials

If a Shareholder would like to receive future proxy materials electronically via e-mail or the Internet, he or she can choose to sign up for electronic delivery by following the instructions to vote using the Internet and, when prompted, indicate that he or she agrees to receive or access proxy materials electronically in future years.

Elimination of Duplicate Mailings

The Company has adopted a procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice of Internet Availability and, if requested printed versions by mail, of this Proxy Statement and the Annual Report to multiple shareholders who share the same address, unless the Company has received contrary instructions from one or more of the Shareholders. This procedure reduces the environmental impact of the annual meetings and reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards and voting forms. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice of Internet Availability or this Proxy Statement and the Annual Report to any Shareholder that elects not to participate in householding.

To receive, free of charge, a separate copy of the Notice of Internet Availability or this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, registered Shareholders may call Broadridge Investor Communication Solutions, Inc. at (866) 540-7095 or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and the Company will deliver a separate copy promptly.

A Shareholder who holds shares through a broker, bank, or other organization can participate in householding by contacting the broker, bank, or other organization that holds such shares to request information about eliminating duplicate mailings.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it and written representations of the Reporting Persons with respect to the fiscal year ended December 31, 2020, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2020, except for Ms. Skerritt who had one late Form 4 filing reporting two purchase transactions.

SHAREHOLDER PROPOSALS

If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC for Shareholder proposals. Shareholder proposals seeking inclusion in the proxy statement for the Company’s 2022 Annual Meeting of Shareholders will not be deemed to be timely submitted pursuant to Rule 14a-8 unless they are received by the Company at its principal executive offices no later than November 26, 2021.

The Company’s Bylaws establish advance notice procedures with regard to Shareholder nominations to the Board and other Shareholder proposals that are not submitted for inclusion in the proxy statement, but that a Shareholder instead wishes to present directly at an annual meeting. With respect to director nominees, any nominations must be delivered to the Secretary of the Company not less than 60 days or more than 90 days prior to the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written nomination must be received no later than the close of business on the 10th day following the date on which the Company’s notice is mailed) in order for the nomination to be considered timely, and the nomination must contain the information set forth in the Bylaws. Written notice of such other Shareholder proposals that are to be presented at an annual meeting must be received by the Secretary of the Company no later than 45 days prior to the date of the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written notice must be received no later than the close of business on the 15th day following the date on which the Company’s notice is mailed) in order to be considered timely, and must contain the information set forth in the Bylaws.

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These advance notice provisions are in addition to, and separate from, the requirements that a Shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a Shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the advance notice Bylaw provisions, subject to applicable rules of the SEC. Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company at its principal executive offices. Shareholders submitting director nominations and proposals are urged to submit their nominations and proposals by certified mail, return receipt requested.

EXPLANATION OF NON-GAAP FINANCIAL MEASURES

Information on how the Company calculates and reconciles the Operating Earnings per Share and Operating Net Income measures (presented on page 35) is disclosed in the “Reconciliation of GAAP to Non-GAAP Measures” section of the Company’s Annual Report on Form 10-K for 2020 filed with the SEC on March 1, 2021.

OTHER BUSINESS

The Board of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date: March 25, 2021

By Order of the Board of Directors

Danielle M. Cima
Secretary

65

Community BANK SYSTEM, INC.

COMMUNITY BANK SYSTEM, INC.
ATTN: DANIELLE M. CIMA
5790 WIDEWATERS PARKWAY
DEWITT, NY 13214-1883

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 12, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 10, 2021 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CBU2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 12, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 10, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to help the environment and reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D39258-P50482 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNITY BANK SYSTEM, INC.

The Board of Directors recommends you vote "FOR" each of the nominees:

1. Election of Directors

Election of all current directors for a one (1) year term until their respective successors are elected and qualified:

Nominees:	For	Withhold	Abstain
1a. Brian R. Ace	☐	☐	☐
1b. Mark J. Bolus	☐	☐	☐
1c. Jeffrey L. Davis	☐	☐	☐
1d. Neil E. Fesette	☐	☐	☐
1e. Kerrie D. MacPherson	☐	☐	☐
1f. John Parente	☐	☐	☐
1g. Raymond C. Pecor, III	☐	☐	☐
1h. Susan E. Skerritt	☐	☐	☐
1i. Sally A. Steele	☐	☐	☐
1j. Eric E. Stickels	☐	☐	☐
1k. Mark E. Tryniski	☐	☐	☐
1l. John F. Whipple, Jr.	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2 and 3:	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Community
BANK SYSTEM, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D39259-P50482

COMMUNITY BANK SYSTEM, INC.
Annual Meeting of Shareholders
May 13, 2021 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Danielle M. Cima and Deresa F. Durkee as proxies, each with the power to act without the other and with the power of substitution and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COMMUNITY BANK SYSTEM, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 2:00 PM, EDT on May 13, 2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side